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As filed with the Securities and Exchange Commission on November 16, 2015.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FRANCO-NEVADA CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	1040	NOT APPLICABLE
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. (if applicable))

199 BAY STREET, SUITE 2000, P.O. Box 285, Commerce Court Postal Station
TORONTO, ONTARIO M5J 1G9
(416) 306-6300
(Address and telephone number of Registrant's principal executive offices)

CORPORATION SERVICE COMPANY
1180 AVENUE OF THE AMERICAS, SUITE 210
NEW YORK, NEW YORK 10036-8401
(866)  403-5272
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

LLOYD HONG FRANCO-NEVADA CORPORATION 199 BAY STREET, SUITE 2000 P.O. BOX 285 TORONTO, ONTARIO M5J 1G9 (212) 306-6300	MILE T. KURTA, ESQ. TORYS LLP 1114 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10036 (212) 880-6000

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.
☐ upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.
☒ at some future date (check the appropriate box below)

1.
☐ pursuant to Rule 467(b) on (                        ) at (                        ) (designate a time not sooner than 7 calendar days after filing).

2.
☐ pursuant to Rule 467(b) on (                        ) at (                        ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                        ).

3.
☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.
☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Shares
Preferred Shares
Debt Securities
Warrants
Subscription Receipts

Total	U.S.$1,000,000,000	U.S.$1,000,000,000	U.S.$100,700

(1)
There are being registered under this Registration Statement such indeterminate number of Common Shares, Preferred Shares, Debt Securities, Warrants, or Subscription Receipts of the Registrant as shall have an aggregate initial offering price not to exceed U.S.$1,000,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").

(3)
The Registrant previously paid U.S.$124,192.46 in registration fees in connection with U.S.$964,227,171.92 of securities registered under its Registration Statement on Form F-10 (File No. 333-191835) initially filed on October 21, 2013, under which unsold securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) under the Securities Act, U.S.$59,740 is being offset against the total registration due for this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities. This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes an offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities in those jurisdictions. Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Legal Officer & Corporate Secretary of the Corporation at Suite 2000, 199 Bay Street, P.O. Box 285, Commerce Court Postal Station, Toronto, Ontario M5L 1G9, telephone (416) 306-6300, and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 16, 2015

FRANCO-NEVADA CORPORATION

Common Shares

Preferred Shares

Debt Securities

Warrants

Subscription Receipts

US$1,000,000,000

Franco-Nevada Corporation (the "Corporation" or "Franco-Nevada") may offer and issue from time to time common shares of the Corporation ("Common Shares"), preferred shares of the Corporation ("Preferred Shares"), debt securities ("Debt Securities"), warrants to purchase Common Shares, Preferred Shares or Debt Securities ("Warrants"), or subscription receipts ("Subscription Receipts") (all of the foregoing collectively, the "Securities") or any combination thereof for up to an aggregate initial offering price of US$1,000,000,000 (or the equivalent thereof in other currencies) during the 25-month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a "Prospectus Supplement"). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered, (ii) in the case of Preferred Shares, the number of Preferred Shares offered, the designation of a particular class or series, if applicable, the offering price, whether the Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction, any conversion rights, and any other terms specific to the Preferred Shares being offered, (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, whether the debt is senior or subordinated to the Corporation's other liabilities and obligations, whether the Debt Securities will be secured by any of the Corporation's assets or guaranteed by any other person, and any other terms specific to the Debt Securities being offered, (iv) in the case of Warrants, the offering price, whether the

Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, Preferred Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, and any other terms specific to the Warrants being offered, and (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, Preferred Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

All shelf information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in those jurisdictions. The Corporation may offer and sell Securities to, or through, underwriters or dealers and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares and certain warrants to purchase Common Shares are listed on the Toronto Stock Exchange (the "TSX") under the symbols "FNV" and "FNV.WT.A", respectively. The Common Shares are also listed on the New York Stock Exchange (the "NYSE") under the symbol "FNV". Unless otherwise specified in the applicable Prospectus Supplement, no Securities, other than Common Shares, will be listed on any securities exchange.

Franco-Nevada's registered office and head office is located at Suite 2000, 199 Bay Street, P.O. Box 285, Commerce Court Postal Station, Toronto, Ontario M5L 1G9.

This offering is made by a Canadian issuer that is permitted, under the multijurisdictional disclosure system adopted by the United States ("U.S.") and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Purchasers of the Securities should be aware that such requirements are different from those of the U.S. Financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS"), that were applicable as at the date of the financial statements, and thus may not be comparable to financial statements of U.S. companies. Financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IFRS.

Purchasers of the Securities should be aware that the acquisition of the Securities may have tax consequences both in the U.S. and in Canada. Such consequences for purchasers who are resident in, or citizens of, the U.S. or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Purchasers of the Securities should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities and consult their own tax advisors.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that most of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement are not residents of the U.S., and that a substantial portion of the assets of the Corporation and said persons are located outside the U.S.

All dollar amounts in this Prospectus are expressed in United States dollars, except as otherwise indicated. References to "$", "US$" or "dollars" are to United States dollars and references to "C$" are to Canadian dollars.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state or Canadian securities regulator has approved or disapproved the Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

Investing in the Securities involves certain risks. Prospective purchasers of the Securities should carefully consider all the information in this Prospectus and in the documents incorporated by reference in this Prospectus.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING INFORMATION

        This Prospectus and the documents incorporated by reference herein contain "forward looking information" and "forward looking statements" within the meaning of applicable Canadian securities laws and the U.S. Private Securities Litigation Reform Act of 1995, respectively, which may include, but are not limited to, statements with respect to future events or future performance, management's expectations regarding Franco-Nevada's growth, results of operations, estimated future revenues and requirements for additional capital, mineral reserve and mineral resource estimates, production estimates, production costs and revenue, future demand for and prices of commodities, expected mining sequences and business prospects and opportunities. In addition, statements (including data in tables) relating to reserves and resources and gold equivalent ounces are forward looking statements, as they involve implied assessment, based on certain estimates and assumptions, and no assurance can be given that the estimates will be realized. Such forward looking statements reflect management's current beliefs and are based on information currently available to management. Often, but not always, forward looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budgets", "scheduled", "estimates", "forecasts", "predicts", "projects", "intends", "targets", "aims", "anticipates" or "believes" or variations (including negative variations) of such words and phrases or may be identified by statements to the effect that certain actions "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. Forward looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Franco-Nevada to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. A number of factors could cause actual events or results to differ materially from any forward looking statement, including, without limitation: fluctuations in the prices of the primary commodities that drive royalty and stream revenue (gold, platinum group metals, copper, nickel, uranium, silver, iron-ore and oil and gas); fluctuations in the value of the Canadian and Australian dollar, Mexican peso and any other currency in which revenue is generated, relative to the U.S. dollar; changes in national and local government legislation, including permitting and licensing regimes and taxation policies; regulations and political or economic developments in any of the countries where properties in which Franco-Nevada holds a royalty, stream or other interest are located or through which they are held; risks related to the operators of the properties in which Franco-Nevada holds a royalty, stream or other interest, including changes in the ownership and control of such operators; influence of macroeconomic developments; business opportunities that become available to, or are pursued by Franco-Nevada; reduced access to debt and equity capital; litigation; title, permit or license disputes related to interests on any of the properties in which Franco-Nevada holds a royalty, stream or other interest; whether or not the Corporation is determined to have "passive foreign investment company" ("PFIC") status as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended; potential changes in Canadian tax treatment of offshore streams; excessive cost escalation as well as development, permitting, infrastructure, operating or technical difficulties on any of the properties in which Franco-Nevada holds a royalty, stream or other interest; actual mineral content may differ from the reserves and resources contained in technical reports; rate and timing of production differences from resource estimates, other technical reports and mine plans; risks and hazards associated with the business of development and mining on any of the properties in which Franco-Nevada holds a royalty, stream or other interest, including, but not limited to unusual or unexpected geological and metallurgical conditions, slope failures or cave-ins, flooding and other natural disasters, terrorism, civil unrest or an outbreak of contagious disease; and the integration of acquired assets. The forward looking statements contained in this Prospectus are based upon assumptions management believes to be reasonable, including, without limitation: the ongoing operation of the properties in which Franco-Nevada holds a royalty, stream or other interest by the owners or operators of such properties in a manner consistent with past practice; the accuracy of public statements and disclosures made by the owners or operators of such underlying properties; no material adverse change in the market price of the commodities that underlie the asset portfolio; the Corporation's ongoing income and assets relating to determination of its PFIC status; no material changes to existing tax treatment; no adverse development in respect of any significant property in which Franco-Nevada holds a royalty, stream or other interest; the accuracy of publicly disclosed expectations for the development of underlying properties that are not yet in production; integration of acquired assets; and the absence of any other factors that could cause actions, events or results to differ from those anticipated, estimated or intended. However, there can be no assurance that forward looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward looking statements are not guarantees of future performance. Franco-Nevada cannot assure investors that actual results will be consistent with these forward looking statements. Accordingly, investors should not place undue reliance on forward looking statements due to the inherent uncertainty therein. For additional information with respect to risks, uncertainties and assumptions, please refer to the "Risk Factors" section of this Prospectus, as well as any risk factors disclosed in the documents incorporated by reference. The forward looking statements herein are made as of the date of this Prospectus only and Franco-Nevada does not assume any obligation to update or revise them to reflect new information, estimates or opinions, future events or results or otherwise, except as required by applicable law.

TECHNICAL AND THIRD PARTY INFORMATION

        Except where otherwise stated, the disclosure in this Prospectus, including the documents incorporated by reference, relating to properties and operations on the properties in which the Corporation holds royalty, stream or other interests, including, the disclosure included in the section entitled "Mining and Technical Information" in this Prospectus and sections entitled "Franco-Nevada's Assets", "Technical Reports" and "Reserves Data and Other Oil & Gas Information" in the Corporation's annual information form dated as of March 25, 2015, is based on information publicly disclosed by the owners or operators of these properties and information/data available in the public domain as at the date hereof or as of the date of (or as specified in) the document incorporated by reference herein, as applicable, and none of this information has been independently verified by the Corporation. Specifically, as a royalty or stream holder, the Corporation has limited, if any, access to properties included in its asset portfolio. Additionally, the Corporation may from time to time receive operating information from the owners and operators of the properties, which it is not permitted to disclose to the public. The Corporation is dependent on the operators of the properties and their qualified persons to provide information to the Corporation or on publicly available information (including the information described below relating to the Candelaria project, the Antamina project and the Cobre Panama project) to prepare disclosure pertaining to properties and operations on the properties on which the Corporation holds royalty, stream or other interests and generally has limited or no ability to independently verify such information. Although the Corporation does not have any knowledge that such information may not be accurate, there can be no assurance that such third party information is complete or accurate. Some information publicly reported by operators may relate to a larger property than the area covered by the Corporation's royalty, stream or other interest. The Corporation's royalty, stream or other interests often cover less than 100% and sometimes only a portion of the publicly reported mineral reserves, mineral resources and production of a property.

        Except where otherwise noted, the disclosure in this Prospectus and the documents incorporated by reference herein relating to mineral reserve and mineral resource statements for individual properties is made as at December 31, 2014. In addition, numerical information contained herein or presented in the documents incorporated by reference herein which has been derived from information publicly disclosed by owners or operators may have been rounded by the Corporation and, therefore, there may be some inconsistencies within the documents incorporated by reference herein with respect to significant digits presented.

        The Corporation considers its stream interests in the Candelaria project, the Antamina project and the Cobre Panama project to be its only material mineral projects for the purposes of National

Instrument 43-101—Standards of Disclosure for Mineral Projects ("NI 43-101"). Information contained in this Prospectus with respect to each of Candelaria, Antamina and Cobre Panama has been prepared in accordance with the exemption set forth in section 9.2 of NI 43-101.

        The disclosure in this Prospectus of a scientific or technical nature for the Candelaria project is based on (i) the information disclosed in the annual information form of Lundin Mining Corporation ("Lundin") dated March 31, 2015 and filed under Lundin's SEDAR profile on March 31, 2015; and (ii) the technical report entitled "Technical Report, for the Candelaria Copper Mining Complex, Atacama Province, Region III, Chile" and dated September 4, 2015, which technical report was prepared for Lundin and filed under Lundin's SEDAR profile on September 4, 2015 (the "Candelaria Report").

        The disclosure in this Prospectus of a scientific or technical nature for the Antamina project is based on (i) the information disclosed in the annual information form of Teck Resources Limited ("Teck") dated March 2, 2015 and filed under Teck's SEDAR profile on March 5, 2015; (ii) the technical report entitled "Technical Report, Mineral Reserves and Resources, Antamina Deposit, Peru 2010" and dated January 31, 2011, which technical report was prepared for Compañía Minera Antamina S.A. ("CMA"), and filed under Teck's SEDAR profile on March 22, 2011 (the "Antamina Report"); and (iii) the Glencore Statement of Resources & Reserves as at December 31, 2014 and the news release dated February 11, 2015 of Glencore plc ("Glencore") containing the Glencore 2014 Production Report, each available on Glencore's website.

        The disclosure in this Prospectus of a scientific or technical nature for the Cobre Panama project is based on (i) the annual information form of First Quantum Minerals Limited ("First Quantum") dated March 31, 2015 and filed under First Quantum's SEDAR profile on March 31, 2015, (ii) the technical report entitled "Cobre Panamá Project—Colón Province, Republic of Panamá—NI 43—101 Technical Report" and dated June 30, 2015, which technical report was prepared for First Quantum and filed under First Quantum's SEDAR profile on July 22, 2015 (the "Cobre Panama Report"), and (iii) the news release of First Quantum dated October 5, 2015 and filed under First Quantum's SEDAR profile on October 6, 2015.

        The technical and scientific information contained in this Prospectus or in the documents incorporated by reference herein relating to the Candelaria project, the Antamina project and the Cobre Panama project was reviewed and approved in accordance with NI 43-101 by Phil Wilson, C.Eng., Vice President, Technical of the Corporation and a "Qualified Person" as defined in NI 43-101.

        Reserve estimates contained in the documents incorporated by reference herein relating to the oil & gas assets are derived from the reserves report prepared by GLJ Petroleum Consultants Ltd. ("GLJ") dated February 20, 2015 with an effective date of December 31, 2014. The reserves report was prepared in accordance with National Instrument 51-101—Standards of Disclosure for Oil and Gas Activities ("NI 51-101").

AVAILABLE INFORMATION

        The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

        The Corporation has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        The Corporation is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and applicable Canadian securities legislation and, in accordance therewith, files reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the U.S. and Canada, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the U.S. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies subject to the applicable provisions of the U.S. Exchange Act.

        Investors may read any document that the Corporation has filed with, or furnished to, the SEC at the SEC's public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Corporation has filed with the SEC's Electronic Data Gathering, Analysis and Retrieval system at www.sec.gov.

        Investors should rely only on information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Corporation has not authorized anyone to provide the investor with different information. The Corporation is not making an offer of the Securities in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.

CAUTIONARY NOTE REGARDING MINERAL AND OIL AND GAS RESERVE AND RESOURCE ESTIMATES

        This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of Canadian securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all mineral resource and reserve estimates included in this Prospectus or any Prospectus Supplement have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining and Metallurgy Classification System. NI 43-101 is a rule developed by the Canadian securities regulatory authorities which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits a historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if, among other things, the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

        Canadian standards for reporting reserves and resources, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under

U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. U.S. investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource" will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by the Corporation in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

        In addition to NI 43-101, a number of resource and reserve estimates have been prepared in accordance with the JORC Code or the SAMREC Code (as such terms are defined in NI 43-101), which differ from the requirements of NI 43-101 and U.S. securities laws. Accordingly, information containing descriptions of the Corporation's mineral properties set forth herein and in the documents incorporated by reference herein may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. For more information, see "Reconciliation to CIM Definitions" in the Corporation's annual information form dated as of March 25, 2015 for the financial year ended December 31, 2014, which is incorporated by reference herein.

        Similarly, the requirements of NI 51-101 for disclosure of oil and gas activities differ significantly from those of the SEC, and disclosure concerning the oil and gas properties in which the Corporation has interests may not be comparable with information made public by companies that report in accordance with U.S. standards. The primary differences between the Canadian requirements and the U.S. standards for oil and gas related disclosure are that:

  •
  NI 51-101 requires disclosure of gross and net reserves using forecast prices, whereas the SEC rules require the disclosure of net reserves estimated using a historical 12-month average price;

  •
  NI 51-101 requires the disclosure of the net present value of future net revenue attributable to all of the disclosed reserves categories, estimated using forecast prices and costs, before and after deducting future income tax expenses, calculated without discount and using discount rates of 5%, 10%, 15% and 20%, whereas the SEC rules require disclosure of the present value of future net cash flows attributable to proved reserves only, estimated using a constant price (the historical 12-month average price) and a 10% discount rate;

  •
  NI 51-101 requires a one-year reconciliation of gross proved reserves, gross probable reserves and gross proved plus probable reserves, based on forecast prices and costs, for various product types, whereas the SEC rules require a three-year reconciliation of net proved reserves, based on constant prices and costs, for less specific product types; and

  •
  NI 51-101 reserve estimates are based on definitions and standards promulgated by the Canadian Oil and Gas Evaluation Handbook and generally recognized industry practices in Canada, whereas SEC reserve estimates are based on different reserves definitions and are prepared in accordance with generally recognized industry practices in the U.S.

 FINANCIAL INFORMATION

        The financial statements of the Corporation incorporated herein by reference and in any Prospectus Supplement are reported in U.S. dollars and have been prepared in accordance with IFRS. IFRS differs in some significant respects from generally accepted accounting principles in the U.S., and thus the financial statements may not be comparable to financial statements of U.S. companies.

EXCHANGE RATE INFORMATION

        The following table sets out the high and low rates of exchange for one U.S. dollar expressed in Canadian dollars during each of the following periods; the average rate of exchange for those periods; and the rate of exchange in effect at the end of each of those periods, each based on the noon rate published by the Bank of Canada.

	Nine months ended September 30, 2015
			Years ended December 31,
			2014		2013		2012
High	C$	1.3413	C$	1.1643	C$	1.0697	C$	1.0418
Low	C$	1.1728	C$	1.0614	C$	0.9839	C$	0.9710
Average for the Period	C$	1.2600	C$	1.1045	C$	1.0299	C$	0.9996
End of Period	C$	1.3394	C$	1.1601	C$	1.0636	C$	0.9949

        On November 13, 2015, the noon rate for Canadian dollars in terms of the U.S. dollar, as published by the Bank of Canada, was US$1.00=C$1.3332 or C$1.00=US$0.7501.

COMMODITY PRICE INFORMATION

        The following table sets out the average spot commodity prices of gold, platinum, palladium, oil and gas for the years 2012, 2013 and 2014 and for the first nine months of 2015.

	Gold/oz		Platinum/oz		Palladium/oz		Oil/C$ bbl		Gas/C$ mcf
	(London PM Fix)		(London PM Fix)		(London PM Fix)		(Edmonton Light)		(AECO-C)
Average for 2012	US$	1,669	US$	1,552	US$	645	C$	86	C$	2.28
Average for 2013	US$	1,411	US$	1,487	US$	725	C$	93	C$	3.01
Average for 2014	US$	1,266	US$	1,385	US$	803	C$	94	C$	4.33
Average for 2015 (to September 30)	US$	1,179	US$	1,103	US$	720	C$	59	C$	2.63

THE CORPORATION

        Franco-Nevada is the leading gold royalty and stream company by both gold revenues and number of gold assets. The Corporation is gold-focused but also has the largest and most diversified portfolio of royalties and streams by commodity, geography, revenue type and stage of project. The portfolio is actively managed with the aim to maintain over 80% of revenue from precious metals (gold, silver and platinum group metals).

        Franco-Nevada's assets are mostly mineral and oil & gas royalties or streams but also include some working and equity interests, undeveloped properties, options to acquire royalties and streams and other assets.

        Franco-Nevada does not operate mines, develop projects or conduct exploration. Franco-Nevada's business model is focused on managing and growing its portfolio of royalties and streams. The advantages of this business model are:

  •
  Exposure to the commodity price optionality;

  •
  A perpetual discovery option over large areas of geologically prospective lands with no cost other than the initial investment;

  •
  Limited exposure to many of the risks associated with operating companies;

  •
  A free cash-flow business with limited cash calls;

  •
  A high-margin business that can generate cash through the entire commodity cycle;

  •
  A scalable and diversified business in which a large number of assets can be managed with a small stable overhead; and

  •
  A forward-looking business in which management focuses on growth opportunities rather than operational or development issues.

        Franco-Nevada's financial results in the short-term are primarily tied to the price of commodities and the amount of production from its portfolio of producing assets. From time to time, financial results are also supplemented by acquisitions of new producing assets. Over the longer-term, results are impacted by the availability of exploration and development capital applied by other companies to advance Franco-Nevada's advanced and exploration assets into production.

        Franco-Nevada has a long-term focus in making its investments and recognizes it is in a cyclical industry. Franco-Nevada has historically operated by maintaining a strong balance sheet so that it can make investments during commodity cycle downturns.

MINING AND TECHNICAL INFORMATION

        The Corporation considers its stream interests in the Candelaria project, the Antamina project and the Cobre Panama project to be its only material mineral projects for the purposes of NI 43-101. Set forth below is certain mining and technical information in relation to the Corporation's material property.

Candelaria Mining and Technical Information

        On September 4, 2015, Lundin announced the completion of the Candelaria Report, which provided further information regarding the updated mine plan and updated Mineral Resource and Mineral Reserves estimate for the Candelaria project. The information below updates certain mining and technical information for the Candelaria project contained in Franco-Nevada's AIF, which is incorporated herein by reference.

Property Description and Location

        The Candelaria project comprises two adjacent copper mining operations that produce copper concentrates from an open pit and underground mines. Compan~ía Contractual Minera Candelaria ("CCMC") consists of an open pit mine (the "open pit" or "open pit mine") and an underground mine ("Candelaria Norte" and, together with the open pit mine, "Candelaria" or the "Candelaria property") which provide copper ore to an on-site concentrator with a capacity of 75,000 tonnes per day. Compan~ía Contractual Minera Ojos del Salado ("CCMO") comprises two underground mines, Santos and Alcaparrosa (together, "Ojos" or the "Ojos property"). The Santos mine provides copper ore to an on-site concentrator with a capacity of 3,800 tonnes per day, while ore from the Alcaparrosa mine is treated at the Candelaria processing plant. CCMC and CCMO are together referred to as the "Candelaria Copper Mining Complex".

        The Candelaria Copper Mining Complex is located in Chile's Atacama Province, Region III, at an elevation of approximately 650 metres above sea level, approximately 20 km south of the city of Copiapó and approximately 650 km north of Santiago. The Candelaria property comprises 276 mining exploitation concessions (approximately 5,849 hectares) and 59 mining exploration concessions (approximately 6,280 hectares). The Ojos property comprises 195 mining exploitation concessions (approximately 9,286 hectares) and 29 mining exploration concessions (approximately 3,400 hectares).

Exploration

        Ongoing exploration is conducted at the Candelaria Copper Mining Complex with the primary purpose of supporting mining and increasing the Mineral Resources and Mineral Reserves available for mining. Exploration is focused on the known mantos, veins, and breccia masses in proximity to existing underground infrastructure. Historically, this strategy has proven very effective in defining new Mineral Resources available for underground mining. Much of the exploration is conducted from underground, requiring significant underground development to provide adequate drilling stations. Regional exploration is also undertaken on the large properties surrounding the mines to identify targets and define new Mineral Resource areas.

        From 2010 to 2014, CCMC and CCMO have together invested more than US$117 million in exploration primarily below the Candelaria open pit, to the north and south, and at the three underground mines. During the first half of 2015, eight new Mineral Resource models were prepared (two at CCMC and six at CCMO), resulting in a significant expansion of the Mineral Resources of the underground mines, and contributing to the extension of their life.

Drilling

        Mineral Resources are informed from information obtained from surface and underground boreholes. From 1990 to 2014, 2,618 core and percussion boreholes have been drilled in and around the open pit mine. In the Santos mine, approximately 1,097 core boreholes were drilled from 1993 to 2014. For the Alcaparrosa mine, the borehole database contains information from 972 core boreholes drilled from 1990 to 2014. The drilling and sampling procedures are consistent with generally recognized industry best practices.

Mineral Processing and Metallurgical Testing

        The Candelaria Copper Mining Complex maintains regular metallurgical testing programs that are incorporated with historical testing results and mill performance into a statistical model to predict and improve the complex's processing performance in terms of mill throughput, metal recovery to concentrate, and final concentrate grade. Metallurgical tests are executed in a number of specialized in-house and commercial facilities. Testing includes rock hardness classification, mineralogy using QEMSCAN technology and bench scale, and flotation testing that is correlated with industrial scale performance in order to predict mill throughput and metallurgical performance.

Mineral Resource and Reserve Estimates

        The Mineral Resources at the Candelaria Copper Mining Complex are estimated from core drilling information and were evaluated using geostatistical block modelling methodologies.

        The open pit Mineral Reserve estimate is based on a mine plan and open pit designs developed using modifying parameters including metal prices, metal recovery based on performance of the processing plant, actual operating costs and sustaining capital cost estimates based on the production schedule and equipment requirements. Open pit designs are carried out using MineSight and Datamine software.

        The underground Mineral Reserve estimate is based on mine plans and designs developed using modifying parameters including metal prices, metal recovery based on performance of the processing plant, operating costs and sustaining capital cost estimates based on the production schedule and equipment requirements. Preliminary stope layouts and development plans are developed with Datamine MSO (Mine Stope Optimizer) used for stope design.

        The consolidated audited Mineral Resource Statement for the Candelaria Copper Mining Complex is presented in the table below. Mineral Resources include Mineral Reserves.

Table i: Consolidated Audited Mineral Resource Statement*, Candelaria Copper Mining Complex, SRK Consulting (Canada) Inc., June 30, 2015 (100% Basis)

		Grade			Contained Metal
Classification	Quantity Tonnes ('000)	Copper (%)	Gold (g/t)	Silver (g/t)	Copper Tonnes ('000 t)	Gold Ounces ('000 oz)	Silver Ounces ('000 oz)
Open Pit
Measured	400,600	0.56	0.13	1.92	2,225	1,637	24,707
Indicated	31,889	0.48	0.13	1.74	154	129	1,787

Measured and Indicated	432,489	0.55	0.13	1.91	2,379	1,766	26,494

Inferred	15,862	0.36	0.11	1.29	57	54	658
Underground
Measured	65,968	1.13	0.26	4.81	745	550	10,194
Indicated	51,306	1.12	0.26	5.26	574	428	8,682

Measured and Indicated	117,274	1.12	0.26	5.01	1,319	978	18,876

Inferred	66,815	1.13	0.25	6.95	752	544	14,932
WIP**
Measured	93,849	0.36	0.09	1.49	335	263	4,487
Indicated	—	—	—	—	—	—	—

Measured and Indicated	93,849	0.36	0.09	1.49	335	263	4,487

Inferred
Combined
Measured	560,417	0.59	0.14	2.19	3,305	2,450	39,387
Indicated	83,195	0.88	0.21	3.91	728	558	10,469

Measured and Indicated	643,612	0.63	0.15	2.41	4,033	3,007	49,857

Inferred	82,676	0.98	0.22	5.86	809	598	15,589

*
Reported within the boundaries of the CCMC and CCMO properties. Mineral Resources are not Mineral Reserves and have not demonstrated economic viability. All figures are rounded to reflect the relative accuracy of the estimates. Mineral Resources include Mineral Reserves. Open pit Mineral Resources are reported at a cut-off grade of 0.2 percent copper within a conceptual pit shell based on metal prices of US$3.16 per pound of copper and US$1,000 per ounce of gold, and current topography. Underground Mineral Resources are reported at a cut-off grade of 0.6 percent copper. Parts of the open pit Mineral Resources have been converted into underground Mineral Reserves.

**
Work-in-progress (WIP) stockpiles

        The consolidated audited Mineral Reserve Statement for the Candelaria Copper Mining Complex is presented in the table below. Mineral Reserves are included in Mineral Resources.

Table ii: Consolidated Audited Mineral Reserve Statement*, Candelaria Copper Mining Complex, SRK Consulting (Canada) Inc., June 30, 2015 (100% Basis)

		Grade			Contained Metal
Classification	Quantity Tonnes ('000)	Copper (%)	Gold (g/t)	Silver (g/t)	Copper Tonnes ('000 t)	Gold Ounces ('000 oz)	Silver Ounces ('000 oz)
Open Pit
Proven	298,153	0.57	0.13	2.00	1,699	1,246	19,137
Probable	16,429	0.52	0.14	1.94	85	72	1,023

Total	314,582	0.57	0.13	1.99	1,784	1,317	20,160

WIP**
Proven	93,849	0.36	0.09	1.49	335	263	4,487
Probable	—	—	—	—	—	—	—

Total	93,849	0.36	0.09	1.49	335	263	4,487

Underground
Proven	33,025	0.98	0.23	4.03	325	240	4,284
Probable	13,727	0.93	0.21	5.15	127	94	2,271

Total	46,753	0.97	0.22	4.36	452	335	6,555

Combined
Proven	425,028	0.56	0.13	2.04	2,359	1,749	27,908
Probable	30,156	0.70	0.17	3.40	212	166	3,294

Total	455,184	0.56	0.13	2.13	2,571	1,915	31,202

*
Mineral Reserves are included in Mineral Resources. Mineral Reserves have been prepared using metal prices of US$2.75 per pound of copper, US$1,000 per ounce of gold, and US$15.00 per ounce of silver. All figures have been rounded to reflect the relative accuracy of the estimates. CCMC Mineral Reserves for open pit and underground are reported at cut-off grades of 0.23 and 0.70 percent copper, respectively. Underground Mineral Reserves for Alcaparrosa and Santos are reported at cut-off grades of 0.76 and 0.73 percent copper, respectively. Parts of the underground Mineral Reserves have been converted from open pit Mineral Resources.

**
Work-in-progress (WIP) stockpiles

Mining Operations

        The Candelaria open pit mine operates with an overall mining rate of approximately 235,000 tonnes per day including 66,000 tonnes per day of ore sent to the Candelaria processing plant. The average grade of the ore that will be mined from the open pit over the remaining life of mine is estimated at 0.57% copper, while stockpiled work in progress material is estimated to have an average grade of 0.36% copper. The open pit was designed to be mined in several phases of development. As of June 2015, five phases of development remain in the life of mine plan (Phases 9 to 13). The overall strip ratio is 2.8:1 excluding stockpiles, and the total in-pit waste is 882.9 million tonnes. The overall life of the open pit mine is 17 years.

        The Candelaria Norte underground mine currently produces 6,000 tonnes per day but is planned to ramp up to 7,250 tonnes per day by 2019, with an average grade of 0.96% copper estimated in the life of mine plan. The Alcaparrosa underground mine produces 4,000 tonnes per day, with an average grade of

0.94% copper estimated over the remaining life of mine plan. The Santos underground mine produces 3,750 tonnes per day, with an average grade of 1.04% copper estimated over the remaining life of mine.

        CCMC and CCMO operate their own processing plants. The Candelaria processing plant receives ore from the open pit and Candelaria Norte and Alcaparrosa underground mines. It has a nominal capacity of 75,000 tonnes per day. The Pedro Aguirre Cerde (PAC) processing plant receives ore from the Santos underground mine and has a design capacity of 3,800 tonnes per day.

        The Candelaria processing plant flowsheet is conventional, comprising crushing, two parallel process lines for grinding and flotation, final concentrate filtration, and shipping of bulk copper concentrates. Run of mine ore is trucked to a primary gyratory crusher. Grinding takes place in a multi-stage closed circuit using SAG mills, ball mills, and pebble crushing. A multi-stage flotation circuit using an arrangement of mechanical cells, regrind mills, and column cells produces copper concentrate. Final flotation copper concentrate with gold and silver byproduct metals is thickened, filtered, and stored on site. Final flotation tails are conventionally thickened and disposed of in a rockfill embankment tailings storage facility.

        The PAC processing plant has been in operation since 1929. The PAC processing plant flowsheet comprises a closed circuit crushing plant including a primary jaw crusher, a secondary cone crusher, and two tertiary cone crushers. The grinding circuit has three ball mills operating in parallel and in direct closed-circuit with hydrocyclone classification. The flotation plant uses conventional multi-stage, mechanical, self-aspired and forced air flotation cells, regrind milling, and column cells for the final concentrate cleaning stage. The final concentrate is thickened and filtered using a ceramic disc filter. Final flotation tailings from the PAC plant are pumped to the main Candelaria tailings storage facility.

        Copper concentrates containing precious metals are trucked to the Punta Padrones port, near Caldera.

        CCMC has an agreement with a third party company to process the Candelaria project's flotation tailings to produce a magnetite concentrate and this produces an additional source of by-product revenue.

        The remaining tailings storage capacity is sufficient to receive tailings until the end of 2017 at the current production throughput. A new tailings storage facility, known as Los Diques, has been designed to replace the Candelaria tailings storage facility. The Los Diques facility will be located to the southwest of the open pit and plant sites and will have an approximate designed capacity of 600 million tonnes, which is more than required by the current projected mine life. The Los Diques tailings management facility is a key part of the "Candelaria 2030—Project Operational Continuity" environmental impact assessment that was submitted to the environmental authorities in September 2013 and was approved on July 23, 2015.

        To mitigate the risk that permitting and construction of Los Diques is not completed before reaching the capacity of the existing tailings facility, CCMC is implementing a plan to reduce the permitted freeboard of the existing facility, thereby gaining approximately 14 months of additional storage capacity. The application for the permit modifications was submitted on July 29, 2015. Additionally, alternatives are being developed to maximize the available capacity in the existing tailings facility.

        The Alcaparrosa mine's environmental permit, which was set to expire at the end of 2015, was extended by the authorities in October 2015. CCMO's existing environmental approval has been extended for an additional two years, to the end of 2017.

Capital and Operating Costs

        For 2016, the forecast combined Candelaria Copper Mining Complex C1 cash operating cost is US$1.58 per pound of copper net of by-product credits and the effect of the Franco-Nevada gold and silver streaming agreement. Life of mine C1 cash operating costs are forecast to be approximately US$1.54 per pound of copper net of by-product credits and the Franco-Nevada gold and silver streaming agreement.

Fluctuations in the cash cost are largely driven by the changes in the copper head grade in the open pit, and hence copper metal production, over the life of mine.

        At CCMC, total capital expenditures over the period 2016 to 2019, excluding capitalized waste stripping, are forecast at US$459.5 million and from 2020 to 2024 at US$298.2 million. The main capital project is the construction of the new Los Diques tailings storage facility, expected to start in 2015 and be ready to receive its first tailings in early 2018. From 2018, the capital cost includes conventional raises to the dam and extensions to the distribution systems. Mill capital costs include sustaining items to upgrade control systems and equipment replacements in the Candelaria processing plant. G&A capital costs include the final lift to the existing tailings dam as well as a number of environmental and local community initiatives. The forecast capital expenditure for CCMO over the same period is US$2.6 million, with no expenditures expected from 2017 onward.

Exploration and Development

        Since 2010, aggressive exploration has defined several new sulphide mineralization zones amenable to underground mining that offer an opportunity to expand the Mineral Reserves and extend the life of the underground mine.

Antamina Mining and Technical Information

Description and Location

        The Antamina project is owned and operated by CMA, a Peruvian Sociedad Anonima indirectly owned by BHP Billiton plc (33.75%), Glencore (33.75%), Teck (22.5%) and Mitsubishi Corporation (10%).

        The Antamina property consists of numerous mining concessions and mining claims (including surface rights) covering an area of approximately 79,000 hectares. These rights, concessions and claims can be held indefinitely, contingent upon the payment of annual license fees and provision of certain production and investment information. All of the mining concessions are located in the San Marcos District, Province of Huari, Ancash Department, Peru, and constitute all of the mineral rights that are required to permit exploitation of the deposit for which Mineral Reserves and Mineral Resources are stated. CMA has sufficient surface rights for mining, tailings disposal, waste disposal, processing and required infrastructure, based on the current life-of-mine plan.

        CMA also owns a port facility located at Huarmey and an electrical substation located at Huallanca. CMA holds title to all easements and rights of way for the 302 kilometre concentrate pipeline from the mine to CMA's port at Huarmey.

        In Peru, the mining tax regime includes the Special Mining Tax, the Modified Mining Royalty and the Special Mining Contribution. CMA is operating under a tax stability agreement and is exempt from the Special Mining Tax and the Modified Mining Royalty until 2016. In the interim, CMA will be subject to the Special Mining Contribution which applies to its operating margin based on a progressive sliding scale ranging from 4% to 13.12%. CMA is also subject to Peruvian income tax.

        Teck's interest is subject to a net profits royalty of 1.667% payable in respect of all of CMA's free cash flow. In addition, certain of Antamina's unexploited concessions are subject to a contractual 2.5% NSR royalty. The concessions are otherwise free of any contractual royalties or back-in rights.

        A closure plan complying with Peruvian law is currently on file with the Ministry of Energy and Mines. Included in the closure plan are details for facility dismantling, demolition, post-closure stability and long term maintenance (water management/treatment systems, socio-economic support, land use/reclamation, schedules and financial provisions). Engineering and designs are required to be provided to a feasibility level and must be updated every five years or within 12 months of any environmental impact assessment or modification thereto.

Accessibility, Climate, Local Resource, Infrastructure and Physiography

        The Antamina deposit is located at an average elevation of 4,300 metres, 385 kilometres by road and 270 kilometres by air north of Lima, Peru. Antamina lies on the eastern side of the Western Cordillera in the upper part of the Rio Marañon basin, a tributary of the Amazon River. Mine personnel live in a camp facility while at work and commute from both local communities and larger population centres, including Lima.

        The mine is accessible via an all-weather chip sealed access road maintained by CMA. The mine road connects at the Peruvian National Highway 14 at Conococha Lake. The closest town to the mine site is San Marcos, 38 kilometres by dirt road. Huaraz is the closest city to the mine site, 200 kilometres by paved road or 156 kilometres by partial dirt road.

        Power for the mine is taken from the Peru national energy grid through an electrical substation constructed at Huallanca. Fresh water requirements are sourced from a dam-created reservoir upstream from the tailings impoundment facility. The tailings impoundment facility is located next to the mill. Water reclaimed from the tailings impoundment is used as process water in the mill operation. The operation is subject to water and air permits issued by the Government of Peru. The operation holds all of the permits that are material to its current operations.

        The topography in the area of the Antamina property is characterized by steep, sharp limestone ridges and peaks, generally at 4,500 to 4,800 metres altitude, but up to a maximum of 5,073 metres. There are short glacial valleys with lakes and deep, steep-sided river canyons and valleys. The ambient air temperatures at the Antamina property range from an hourly maximum of 15.3°C to an hourly minimum of -0.1°C and the rainfall averages 1,870 millimetres per year. These conditions are appropriate to conduct mining operations throughout the year. Occasional interruptions in mining activities may occur due to strong lightning storms.

History

        The Antamina valley has seen limited mineral production by indigenous peoples for centuries. The Cerro de Pasco Corporation ("Cerro") was the first company to carry out exploratory work of any magnitude on the Antamina project, beginning in 1952. Cerro defined over one million tonnes averaging better than 3.0% copper and a lower grade reserve of 10 million tonnes. In 1970, all of the mining assets owned by Cerro were transferred to the Government of Peru. Following expropriation, Minero Perú, the Peruvian mining administration agency, formed the Empresa Minera Especial ("EME") in partnership with Geomin, the Romanian mining agency. EME carried out a work program on the property culminating in a series of feasibility studies based on the proven and probable reserves determined from drilling and underground sampling. The basic mining plan involved an initial open pit producing 10,000 tonnes per day of ore for seven years then 20,000 tonnes per day for 13 years. EME updated the initial study in 1978, 1979 and 1982. EME was disbanded in the 1981-1982 period due to its failure to finance the project.

        In 1996, Rio Algom Limited and Inmet Mining Corporation acquired the Antamina project and shortly afterward formed CMA to hold their interest in the project. In 1998, Inmet Mining Corporation sold its interest in CMA, and CMA was restructured under the ownership of Rio Algom Limited (37.5%), Noranda Inc. (37.5%) and Teck Corporation (25%). In 1999, the ownership was further modified as each of the three partners sold 10% of their interest to Mitsubishi Corporation, resulting in the ownership of Rio Algom Limited (33.75%), Noranda Inc. (33.75%), Teck Corporation (22.5%) and Mitsubishi Corporation (10%). As a result of various corporate transactions involving its parent owners, the current ownership of CMA is BHP Billiton plc (33.75%), Glencore (33.75%), Teck (22.5%) and Mitsubishi Corporation (10%).

Geological Setting, Mineralization and Deposit Type

        The Antamina deposit sits at the bottom of a glacial valley surrounded by limestone ridges. It is hosted in a sequence of limestones and sediments, which were strongly deformed by thrusting and folding, then later intruded by intermediate to felsic stocks.

        The Antamina polymetallic deposit is skarn-hosted. It is unusual in its persistent mineralization and predictable zonation, and has a SW-NE strike length of more than 2,500 metres and a width of up to 1,000 metres. The skarn is well-zoned symmetrically on either side of the central intrusion with the zoning used as the basis for four major subdivisions, being a brown garnet skarn, green garnet skarn, wollastonite/diopside/green garnet skarn and a marbleized limestone with veins or mantos of wollastonite. Other types of skarn, including the massive sulphides, massive magnetite, and chlorite skarn, represent the remainder of the skarn and are randomly distributed throughout the deposit. The variability of ore types can result in significant changes in the relative proportions of copper and zinc produced in any given year.

        Copper occurs mainly as chalcopyrite except for two areas of bornite, representing approximately five percent of the deposit. Zinc generally occurs as sphalerite. Other significant sulphides include molybdenite and pyrite, while trace amounts of silver and bismuth bearing minerals and local areas of galena are found.

        Metal zonation is quite distinctive within the deposit. Copper occurs relatively evenly distributed from endoskarn to the limestone contact. Zinc and bismuth tend to occur within 70 metres of the contact of green garnet skarn with limestone/marble/hornfels. Molybdenite is generally located within the intrusive core and the surrounding endoskarn. Silver is present in any of the skarn lithologies. Lead is generally located in green garnet exoskarn, diopside exoskarn and hornfels. However veins and blebs of tennantite and other minerals can be found as rare occurrences in any rock type at Antamina.

Exploration

        Commencing in 1996, CMA performed an extensive exploration and development program to define the deposit. A resource model was built in 1997 to provide input to the feasibility study. The Antamina deposit had been drilled and underground sampled to the level that a resource and reserve model was constructed and a feasibility study undertaken in 1998. Work performed on the property up to 1999 includes metallurgical testing, check assaying of previous drill hole and underground tunnel pulps, geologic mapping, geotechnical core logging and mapping, 135 kilometres of core drilling, 6 kilometres underground tunnels and 225 metres of drifting for bulk sampling. As well, during the development and feasibility work, over 400 tonnes of metallurgical samples, representing all parts of the deposit, were taken and shipped to labs for various bench scale flotation and milling tests as well as pilot plant tests. Project construction was commenced in 1999 with initial production realized in June 2001. Since production, additional exploration studies have associated satellite areas of the property with the main intrusive and Antamina skarn through geochronology, isotopic and alteration patterns. In addition, a series of potential areas for grass-roots exploration have been identified based on stratigraphic, structural and morphological patterns.

Drilling

        The Antamina data set contains core drill data, reverse circulation drill data, and data from underground drifts. EME drilled 174 core holes for 19,885 metres and extended the underground drifts driven by Cerro to a total of 6,000 metres. In addition the entire 6,000 metres of underground drifts were channeled sampled. Between 1996 and 2008, CMA drilled an additional 1,905 core holes for 580,060 metres. The drill hole and underground data has been entered into acQuire database software for validation and storage. The Antamina resource model is updated on an annual basis to incorporate new available drilling data and improved understanding of the orebody.

Sampling, Analysis and Data Verification

        More than 280,000 samples have been analyzed. Assay data used for resource modeling is predominately from drill core samples (95%), with a lesser amount of underground channel (4%) and reverse circulation (1%) samples. No bias was noted for particular minerals with respect to core recovery and the samples used for the resource estimation are considered representative. Drill core sampling methodology for all Antamina drilling campaigns was the same: the drill core was cut in half, and sample intervals were set at three metres in length; however, the length of samples were adjusted to start and end at major geologic alteration and lithology contacts. All efforts were made to collect samples with a minimum length not less than 1 metre, except for density samples which average approximately 0.15 metre in length. The whole length of the drill hole was sampled, whether mineralized or not, except where low recovery prevented the collection of a representative sample. Most of the density data has been collected using two methods: caliper and wax-coat water immersion (which were determined to produce equivalent datasets). Additional studies were performed to determine correction factors for the bias between the whole core density and the in-situ density. Those factors were subsequently used during the resource estimation procedures. A bulk metallurgical sample was taken for pilot plant testing to determine grinding and bulk flotation characteristics of the ores. A drift location for the bulk sample was selected in the likely starter pit area. Approximately 400 tonnes of material was shipped for testing.

        For all drilling programs run by CMA, sample preparation, assaying, analytical and quality control procedures have followed acceptable industry standard practices. The procedures followed included the use of independent assay labs for all sample preparation and assays and the use of QA/QC protocols in all drilling campaigns. Additionally, most of the drilling programs included an independent audit of the QA/QC program and results. All original data (geological logs, field forms, printed assay certificates, core photographs, and all other types of paper forms) have been archived at the mine site, inventoried and filed by hole. All of the paper forms have been scanned and electronically stored, together with all of the information that was originally received in an electronic form. A backup copy of all electronically-stored data (including backups of the SQL-based resource database) is stored in the CMA vault in Lima. Industry accepted procedures were utilized for sampling, sample preparation, security and analytical procedures. Sample checks have demonstrated that the samples are representative of the mineralization and that there is no bias in the sampling.

Mineral Processing and Metallurgical Testing

        Extensive metallurgical testing was conducted on the Antamina ore body from November 1996 to December 1997. The work was carried out by reputable metallurgical laboratories under the direction of a committee of experienced metallurgical experts from within the ownership group supported by independent consultants. Much of the critical initial work was carried out in duplicate at different laboratories. Concentrator operations were started in May 2001. Over ten years of operational and metallurgical data have been realized since the original feasibility test work. The operational data and metallurgical relationships developed subsequent to the feasibility study have been applied to the current resource model.

Mineral Resource and Reserve Estimates

        The Mineral Reserves and Mineral Resources for the Antamina deposit as of December 31, 2014 are as follows.

  Mineral Reserves as at December 31, 2014 (100% basis)

Classification	Ore, Mtonnes	Cu%	Zn%	Ag (g/t)	Contained Cu, '000t	Contained Zn, '000t	Contained Ag, Moz
Proven Sulphide Copper Ores	145	1.00	0.15	8.6	1,450	218	40.1
Proven Sulphide Copper Zinc Ores	65	1.07	2.24	17.1	696	1,456	35.7
Probable Sulphide Copper Ores	231	0.97	0.18	8.0	2,241	416	59.4
Probable Sulphide Copper Zinc Ores	206	0.83	2.06	13.1	1,710	4,244	86.8

Total Proven & Probable Sulphide Reserves	647	0.94	0.98	10.7	6,082	6,341	222.6

        Mineral Resources (Inclusive of Mineral Reserves) as at December 31, 2014 (100% basis)

Classification	Ore, Mtonnes	Cu%	Zn%	Ag (g/t)	Contained Cu, '000t	Contained Zn, '000t	Contained Ag, Moz
Measured Sulphide Copper Ores	188	0.88	0.14	7.9	1,654	263	47.8
Measured Sulphide Copper Zinc Ores	86	0.95	1.95	16.0	817	1,677	44.2
Indicated Sulphide Copper Ores	514	0.89	0.16	8.3	4,575	822	137.2
Indicated Sulphide Copper Zinc Ores	348	0.87	1.89	14.3	3,028	6,577	160.0

Total Meas. & Indicated Sulphide Resources	1,136	0.89	0.82	10.6	10,110	9,315	387.2

Inferred Sulphide Copper Ores	770	0.80	0.10	9.0	6,160	770	222.8
Inferred Sulphide Copper Zinc Ores	510	0.90	1.50	15.0	4,590	7,650	246.0

Total Inferred Sulphide Resources	1,280	0.84	0.66	11.4	10,752	8,448	469.2

Notes:

(i)
Source: Glencore Statement of Resources & Reserves as at December 31, 2014. Mineral Resources and Mineral Reserves are estimated in accordance with the 2012 Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code).

(ii)
Contained metals were calculated by Phil Wilson, CEng, Vice President, Technical of the Corporation and a qualified person under NI 43-101.

(iii)
Columns and rows may not add up due to rounding.

(iv)
Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

(v)
Zinc is not recovered from copper ores and molybdenum is not usually recovered from copper-zinc ores or from copper ores with high bismuth.

(vi)
Reserve and resource estimates have been calculated using metal prices of: US$2.77/lb copper, US$0.88/lb zinc, US$11.81/lb molybdenum and US$22.59/oz silver (as disclosed in Teck's Annual Information Form dated March 2, 2015).

        Mineral Reserves results were developed during the mine planning process in 2014, which is based on the end of year 2014 topography projection. The life-of-mine plan and subsequent Mineral Reserves estimation considers only measured and indicated Mineral Resources, and all inferred Mineral Resources within this pit has been treated as waste. The cut-off grades for the Mineral Reserves estimate are based on the net value before taxes that the material will generate per hour of concentrator operation, and varies by year in an effort to maximize the net present value of the pit. Mineral Reserves are limited to the current operation tailings dam capacity. There are no known environmental, permitting, legal, title, taxation, socioeconomic, marketing, political, or other relevant issues which may materially affect the estimate of Mineral Resources and Mineral Reserves stated above.

Mining Operations

        Project construction commenced in 1999 with initial production realized in June 2001. Antamina is currently a producing property, with the mine and concentrator operating at the designed capacity.

        The mine is an open-pit, truck/shovel operation, processing approximately 150,000 tonnes per day and employing over 3,000 people. The ore is crushed within the pit and conveyed through a 2.7 kilometre tunnel to a coarse ore stockpile at the mill. It is then processed utilizing two SAG mills, followed by ball mill grinding and flotation to produce separate copper, zinc, silver, molybdenum and lead/bismuth concentrates. Silver is predominantly contained within the copper concentrates, with additional silver contained within the lead-bismuth concentrate. The concentrator processes multiple ore types on a campaign basis. These campaigns range from a number of days to an entire month or longer depending upon ore development and concentrate marketing requirements.

        A 302 kilometre-long slurry concentrate pipeline, approximately 22 centimetres in diameter with a single pump station at the mine site, transports copper and zinc concentrates to the Huarmey port, where they are dewatered and stored prior to loading onto vessels for shipment to smelters and refineries world-wide. CMA has entered into long-term off-take agreements with affiliates of its shareholders on market terms. Molybdenum concentrates are sold to third party refiners on market terms.

        Copper production in 2014 was 344,900 tonnes, compared to 443,000 tonnes in 2013. This was due to lower copper grades and changes in ore types as planned. Zinc production decreased by 19% to 211,000 tonnes in 2014, primarily due to less copper-zinc ores being processed. Molybdenum production totalled 3.1 million pounds, which was 69% lower than in 2013, due to lower grades and recoveries. In 2014, Antamina produced approximately 12.0 million ounces of silver (with associated bismuth and lead). Antamina is a skarn deposit and grades can vary significantly depending on which phases of the open-pit are being mined. A gradual return to higher production is expected towards the end of 2015 as a result of continued process improvements to enhance throughput rates, and higher grades due to mine sequencing and less low-grade stockpiled material being processed.

        Antamina has an approved life-of-mine plan of 14 years (2015-2028), based on mineral reserves. Operating permits are valid until the end of the life of mine.

Exploration and Development

        Beyond the estimated Mineral Reserves and Mineral Resources, Antamina hosts additional potential open pit and bulk/selective underground targets. There is also regional exploration potential over a large, prospective land package greater than 700 square kilometres.

Cobre Panama Mining and Technical Information

History

        Cobre Panama is a development property in Panama which is currently in construction (it is not currently an operating mine). First Quantum holds an indirect 80% interest in Minera Panama S.A. ("MPSA"), which holds the Cobre Panama concession. The remaining 20% interest in MPSA is held by Korea Panama Mining Corporation ("KPMC"), a 50/50 joint venture company whose ultimate shareholders are LS-Nikko Copper Inc. and Korean Resources Corporation.

        In 2005, Inmet Mining Corporation ("Inmet"), Petaquilla Minerals Ltd. and Teck Cominco Limited (the shareholders of MPSA at that time) entered into an agreement to develop a copper project on the concession for the Cobre Panama property in phases, subject to approval by the Government of Panama. During the course of 2008 Inmet acquired sole ownership of MPSA. In October 2009, Inmet entered into an agreement with KPMC that gave them the option to acquire a 20% interest in MPSA. During 2012, KPMC exercised its option and acquired a 20% interest in MPSA.

        In August 2012, MPSA entered into the precious metals stream agreement with a subsidiary of Franco-Nevada for the delivery of precious metals based on production of the Cobre Panama project.

        First Quantum acquired its indirect 80% interest in Cobre Panama through its acquisition of Inmet in 2013.

Property and Ownership Interest

        On February 9, 1997, MPSA was granted the mineral concession to explore and exploit Cobre Panama under Contract-Law No. 9 of February 26, 1997 ("Law 9"). Law 9 has an initial twenty-year term ending in 2017 and there are provisions for two consecutive twenty-year extensions. Such extensions are standard and are awarded in the year the concession comes up for renewal. The legal regime established by Law 9 for the development of the Cobre Panama concession is supplemented by the Mineral Resources Code of Panama (the "Panama Mining Code").

        Under Law 9, MPSA has the rights to explore for, extract, exploit, beneficiate, process, refine, transport, sell and market the gold, copper and other mining deposits on the Cobre Panama concession. MPSA was required to pay a 2% royalty on all mineral product revenues to the Government of Panama. On October 1, 2011, the royalty as set out in the Panama Mining Code was increased to 5% for base metals and 4% for precious metal concentrates. Changes to Law 9 will be made to align with the new Panama Mining Code upon renewal of MPSA's mining concession in 2017.

        Law 9 also grants to MPSA rights of way on state-owned lands and easements to use surface lands on concessions adjacent to the Cobre Panama concession; the right to build, maintain and use such lands; and easements for use to build, install, maintain and use facilities and installations that MPSA deems convenient for the development of the Cobre Panama concession. Land required for the provision of mine facilities, including waste rock storage and tailings facilities, stockpiles, mill port and power plant sites, has been acquired or leased by MPSA in accordance with its rights under Law 9. Mine expansion, including mining of the Balboa, Botija Abajo and Brazo deposits and adjacent waste rock dumping, will require access to additional properties covering up to 6,800 hectares. MPSA intends to initiate the acquisition of these properties in accordance with the procedures established by Law 9 and other applicable Panamanian laws.

        Any amendments to Law 9 require the agreement of MPSA and the Government of Panama, as well as further approval by the Panamanian National Assembly.

Location, Access and Infrastructure

        The Cobre Panama concession is located 120 kilometers west of Panama City and 25 kilometers from the Caribbean Sea coast, in the District of Donoso, Colon Province, in the Republic of Panama. It includes four concessions and 13,600 hectares (of which approximately 700 hectares relates to the Molejón gold deposit of Petaquilla Minerals Ltd.). There is no industrial development in the area of the concession and the region is sparsely populated. The primary occupation of the local residents is subsistence farming. The nearest community, the village of Coclecito (population 900), is 12 kilometers southeast of the proposed plant site. The city of Penonomé, which has a population of 25,000, is 49 kilometers southeast of Coclecito.

        The topography in the concession area is low elevation (less than 300 meters) but rugged with considerable local relief covered by dense rainforest. The area to the north is a lowland with minimal relief extending to the Caribbean coast. Climatic conditions are tropical with high precipitation levels, high humidity and relatively high temperatures of 25 to 30 degrees Celsius year-round.

        The project has two main development areas: a mine and plant site within the concession boundaries, and a port and 300 MW power station at Punta Rincon, about 25 kilometers north of the plant site on the Caribbean coast. The mine will involve large scale and conventional open pit mining at up to approximately 75 Mbcm of ore and waste mined per annum. The multiple pits will be mined in an optimized sequence and in phases, with ore crushed in-pit and conveyed overland to a nearby processing plant. The processing plant design is based upon a conventional sulphide ore flotation circuit, with differential flotation to produce separate copper and molybdenum concentrate products. Plant tailings will be directed into areas of valley fill and into the depleted open pits. The copper concentrate product will be piped as a slurry to the port, from where it will be loaded onto vessels for shipping to world markets. The molybdenum concentrate will be delivered to port by road and shipped in bulk bags. Project power will be generated by a coal-fired power station at the port site and transmitted to the mine site along a new access corridor, which also incorporates the concentrate pipeline.

        Access to the project area is via the Pan-American Highway system from Panama City to Penonome, surfaced all-weather roads to Llano Grande, and gravel roads via the town of Coclecito. MPSA is in the process of building an extensive road network to improve access across the property and reduce the reliance on helicopters as the main method of transport. This includes upgrades to existing roads, including the main access road from Llano Grande (now completed), as well as building new roads. A road linking the port facility and the mine/plant site has been constructed and is currently being upgraded.

Geological Setting and Mineralization

        The Cobre Panama project consists of numerous copper-gold-molybdenum-silver porphyry mineralized systems, which were first discovered in Panama during a regional geological survey by a United Nations Development Programme team in 1968. Exploration by numerous companies since has led to the discovery of four large deposits (Botija, Colina, Valle Grande and Balboa) as well as a number of smaller deposits (Botija Abajo, Brazo and Medio). A total of 1,805 diamond drill holes totalling 346,294 meters have been drilled from discovery to August 2013. From 2007 through 2013, MPSA drilled a total of 731 diamond drill holes totalling 173,044 meters.

        The porphyry deposits occur at the southern margin of a large granodiorite batholith of mid-Oligocene age. Mineralization is hosted in a variety of lithologies, including granodiorite, feldspar-quartz-hornblende porphyry and adjacent andesite volcanics. At many of the deposits, the host lithologies and mineralization have been cross-cut by later dykes of either andesitic or felsic composition. Hydrothermal alteration is primarily silica-chlorite, which is interpreted to be a form of propylitic alteration. Local potassic alteration, consisting of potassium feldspar and secondary biotite, is to be found at Botija. Phyllic and argillic alteration is patchy throughout the four main deposits. High grade mineralization is associated with intense quartz stockworks.

        The most dominant copper sulphide associated with mineralization is chalcopyrite, with lesser bornite. Sulphides typically occur as dissemination, micro-veinlets, fracture fillings and quartzsulphide stockworks. Traces of molybdenite are commonly found in quartz veinlets. There is no significant supergene enrichment of copper at Botija, Colina, Valle Grande or Balboa. At Brazo, supergene mineralization, consisting of chalcocite-coated pyrite and rare native copper, occurs to a depth of at least 150 meters. Some local supergene gold enrichment has been identified at Colina.

Sample Preparation, Analysis and Data Verification

        Samples from MPSA drilling were placed within aluminum trays and dried in ovens. Once dry, the entire sample was crushed in a Rocklabs Boyd crusher, with sieve tests conducted regularly to ensure that the material was being crushed to the appropriate size. The equipment was cleaned after every sample using high-pressure air and after every tenth sample a coarse blank sample was passed through the crusher. The crushed sample material was split using a Jones rifle splitter and a 500 gram aliquot taken for assay.

The aliquot was placed in a small plastic bag which was heat sealed and marked with a bar-coded sample tag. The reject material was returned to the original sample bag and stored on site.

        The sample aliquots were shipped by air courier to ALS Chemex Lima in Lima, Perú, for analysis. Umpire assay checks and secondary assay work was conducted by Acme Santiago in Santiago, Chile. Both labs have ISO/IEC 17025-2005 certification. Residual pulps were stored at either ALS Chemex in Lima, Perú, or at a storage warehouse at First Quantum's Minera Antares office in Arequipa, Peru.

        All assay samples were kept in a locked facility on site until they were ready for shipment. Samples for a given hole were batched once the entire hole had been logged and sampled. Samples were collected into larger bags in batches of approximately 90 samples per bag. Samples to be assayed for sequential copper were batched into bags of 20 to 25 samples. Several times a week, the samples were dispatched by road to a secure warehouse in Penonomé by MPSA staff. While in storage, generally for less than two days, samples were kept under locked conditions until picked up by DHL cargo shipping. DHL then airfreighted the samples to ALS Chemex Laboratory in Lima, Peru.

        A detailed review of all the historical and current QA/QC practices, QA/QC data and historical QA/QC reports at Cobre Panama has been undertaken by First Quantum in order to determine the accuracy, precision and bias present in the drillhole assay data for the project area, in order to determine suitability for mineral resource estimation. While a systemized program of QA/QC sampling was not fully implemented until 2006, numerous programs of check analysis were undertaken to compare each program of drilling to historic drilling undertaken by previous owners. Similarly, routine review of the QA/QC data and results did not occur until the MPSA drilling programs. Reviews and corrections of any errors identified are currently completed on a quarterly basis. MPSA is currently importing and validating all the Cobre Panama drillhole data into a corporate database, including all the historic QA/QC data collected over the life of the project.

Metallurgical Summary

        The predominantly copper/molybdenum sulphide ore is amenable to conventional differential flotation processing, with lesser gold and silver recovered into the copper and gravity concentrate.

        Various metallurgical test work programs have been undertaken on the Cobre Panama project since 1968, commensurate with the various levels of preliminary feasibility and prefeasibility studies that were completed up until 1998. In 1997 an extensive program of metallurgical testing was designed to confirm earlier studies on the metallurgical response of the Botija and Colina ores. Work included grinding, flotation, dewatering and mineralogical testing. Further testing was completed, including locked-cycle flotation test work and modal analysis to assist in defining grind requirements for both rougher and cleaner flotation. Copper-molybdenum separation by means of differential flotation was also tested. Confirmatory batch laboratory flotation test work was conducted during 2014 by ALS Metallurgy in Perth, Western Australia.

        Based on all of this test work, variable processing recovery relationships were determined for copper and gold, while fixed recovery values were determined for molybdenum and silver. The design recoveries vary for each deposit.

Labour

        As of December 31, 2014, First Quantum employed approximately 740 persons at Cobre Panama directly, in addition to contractors and subcontractors.

Environmental Permits

        In December 2011, the Government of Panama, through Autoridad Nacional del Ambiente (the Panamanian national environmental authority), approved the project environmental and social impact assessment ("ESIA") required for development of the Cobre Panama copper project, including the mining operations and related infrastructure, a port facility, and a coal-fired power plant.

        Since then, the project definition and development scope has changed to include aspects that will need to be addressed in a new ESIA. The expected timeframe for submitting the new ESIA for approval is the end of 2016. Under the new Ministry of Environment Category III, an ESIA has to be reviewed within six months of being submitted.

Development Plan

        The project proposes installed capacity of about 60 to 74 million tonnes per annum ("Mtpa") over the first five years of the project life. Thereafter, a further expansion to up to 90 to 100 Mtpa capacity is planned, reverting to 74 Mtpa from around year 30.

        The project is expected to produce an average of approximately 328,000 tonnes of copper annually for the first 20 years of project life, and thereafter an average of approximately 228,000 tonnes of copper annually. The average copper grade is expected to be 0.42% total copper for first 20 years and 0.32% total copper for the remaining project life. Average annual life-of-mine by-product production is expected to be approximately 2,570 tonnes of molybdenum, 97,000 ounces of gold and 1,570,000 ounces of silver. The average life-of-mine strip ratio is expected to be 1:1 and the mine life is projected to be 40 years.

Capital Cost Estimate

        In the Cobre Panama Report, capital expenditure to develop Cobre Panama is estimated to be approximately US$6.4 billion, inclusive of US$2.2 billion incurred as of December 31, 2014, as set forth in the table below.

Capital Item	Incurred Pre-Acquisition (US$M)	Incurred at 30/12/2014 (US$M)	Capex Spend 2015 to 2018 (US$M)	Total Capex Spend (US$M)	Expansion Capex Spend (US$M)
Mine, Port & Infrastructure	480.0	78.2	1,465.0	2,023.2	—
Process Plant	62.0	175.3	1,061.6	1,298.9	500.0
Power Plant	209.0	115.6	339.5	664.1	415.0
Indirect Cost	162.0	912.6	1,364.2	2,438.8	—
Contingency	—	—	—	—	—

Total Project	913.0	1,281.7	4,230.3	6,425.0	915.0

Development Timeframe

        The project is scheduled for construction completion and commissioning in the second half of 2017.

Activity	Target Timeframe
230kV overland power line completion	Q4 2015
300MW power station complete	Q1 2017
Tailings management facility complete	Q2 2017
Process plant construction complete	H2 2017
Process commissioning and first concentrate production	H2 2017

Economic Analysis

        An economic analysis in the form of a simple cash flow model was developed in order to support the Mineral Reserves estimate and in order to demonstrate a positive cash flow for each year of mining and processing. Based on the assumptions set out below, the project is cash flow positive from 2018 and payback on the US$6.4 billion of capital expenditures (as estimated in Cobre Panama Report) occurs in 2024.

        The annual revenues were calculated from the same metal prices as used in the pit optimization process described below (US$3.00/lb copper, US$13.50/lb molybdenum, US$1,200.00/oz gold, US$16.00/oz silver). The payable metal factors used were: 96.43% copper, 86.20% molybdenum, 86.00% gold and 80.00% silver). The unit operating costs used were:

  •
  mining waste = US$1.79/t waste (overall average for all pits)
  •
  mining ore = US$1.88/t ore (overall average for all pits)
  •
  processing (including sustaining costs) = US$3.92/t ore
  •
  G&A (including sustaining costs) = US$0.85/t ore
  •
  stockpile reclaim costs = included in processing costs

        An additional cost of US$1.30/tonne ore reclaimed was adopted for reclaim from longer term ore stockpiles. Mining sustaining costs of US$0.26/tonne (mined) have also been included (as an overall equivalent to varying annual capital expenditures).

        The cash flow model forms part of a more comprehensive project financial model which extends to depreciation, tax, financing and inter-company cash flows, and consequently net present value and internal rate or return were not reported.

Development Update

        On October 5, 2015, First Quantum announced that the estimated capital expenditure to develop Cobre Panama had been reviewed and lowered to US$5.95 billion and that the project remained on track for process and commissioning and first concentrate production in late 2017.

Mineral Resource and Reserves

        The Mineral Resource estimates have been generated from drillhole sample assay results and the interpretation of geologic models that relate to the spatial distribution of copper, molybdenum, gold and silver mineralization. Block grade estimation parameters have been defined based on the geology, drillhole spacing and geostatistical analysis of the data. Block grades and potentially deleterious elements were estimated by ordinary kriging.

Mineral Resources—Cobre Panama

Cobre Panama Mineral Resource Statement, as of June 2015

Deposit	Category	Tonnes (millions)	Copper (%)	Molybdenum (%)	Gold g/t	Silver g/t	Contained Cu (ktonnes)
Botija	Measured	336	0.46	0.008	0.10	1.35	1,540
Botija	Indicated	672	0.35	0.007	0.06	1.08	2,349
Colina	Indicated	1,032	0.39	0.007	0.06	1.58	3,983
Medio	Indicated	63	0.28	0.004	0.03	0.96	179
Valle Grande	Indicated	602	0.36	0.006	0.04	1.37	2,169
Balboa	Indicated	647	0.35	0.002	0.08	1.37	2,259
Botija Abajo	Indicated	114	0.31	0.004	0.06	0.93	351
Brazo	Indicated	228	0.36	0.004	0.05	0.81	816

Total Measured and Indicated		3,695	0.37	0.006	0.07	1.32	13,646

Botija	Inferred	152	0.23	0.004	0.03	0.78	354
Colina	Inferred	125	0.26	0.006	0.05	1.20	329
Medio	Inferred	189	0.25	0.005	0.03	1.25	482
Valle Grande	Inferred	363	0.29	0.005	0.03	1.14	1,048
Balboa	Inferred	79	0.23	0.003	0.04	0.96	180
Botija Abajo	Inferred	67	0.27	0.005	0.06	1.25	182
Brazo	Inferred	76	0.21	0.003	0.01	0.73	162

Total Inferred		1,051	0.26	0.005	0.04	1.08	2,737

Notes:

(1)
Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

(2)
Mineral Resources have been estimated using a 0.15% copper cut-off grade.

(3)
Mineral Resources have been reported inclusive of Mineral Reserves.

Mineral Reserves—Cobre Panama

        The detailed mine planning for the project, including conventional optimization processes, phased and ultimate pit designs, surface layout planning and life of mine production scheduling, was completed by First Quantum geologists. At the outset, conventional Whittle Four-X software was used to determine optimal pit shells for each of the various deposits. The optimizations were completed on a maximum net return basis, and with recoveries to metal in concentrate based on different variable and fixed relationships for each deposit. The optimization process considered pit slope design criteria provided by a geotechnical consultant, in addition to mining and process operating costs derived in detail by MPSA. Geological losses were built into the regularized mine planning models to account for the presence of unmineralized dykes. In the Whittle optimization inputs, "unplanned dilution" and mining recovery factors were included to emulate practical mining losses.

 Cobre Panama Project Mineral Reserve Statement, as of June 2015

		In Situ Mining Inventory
Pit	Class	Mtonnes	TCu (%)	Mo (ppm)	Au (ppm)	Ag (ppm)	TCu metal (kt)	Mo metal (kt)	Au metal (koz)	Ag metal (koz)
BOTIJA	Proved	345.6	0.45	74.88	0.10	1.33	1,550.2	25.9	1,122.0	14,790.5
	Probable	603.5	0.35	70.79	0.07	1.10	2,124.5	42.7	1,289.8	21,377.4

	Total P + P	949.1	0.39	72.28	0.08	1.19	3,674.7	68.6	2,411.8	36,167.9

COLINA & MEDIO	Proved
	Probable	1,009.9	0.39	66.27	0.06	1.59	3,898.8	66.9	2,034.9	51,607.8

	Total P + P	1,009.9	0.39	66.27	0.06	1.59	3,898.8	66.9	2,034.9	51,607.8

VALLE GRANDE	Proved
	Probable	566.0	0.36	67.02	0.05	1.39	2,035.9	37.9	837.8	25,278.9

	Total P + P	566.0	0.36	67.02	0.05	1.39	2,035.9	37.9	837.8	25,278.9

BALBOA	Proved
	Probable	437.1	0.35	16.10	0.08	1.36	1,509.0	7.0	1,126.9	19,168.2

	Total P + P	437.1	0.35	16.10	0.08	1.36	1,509.0	7.0	1,126.9	19,168.2

BABR	Proved
	Probable	220.5	0.40	41.25	0.07	0.87	882.5	9.1	529.4	6,179.2

	Total P + P	220.5	0.40	41.25	0.07	0.87	882.5	9.1	529.4	6,179.2

Notes:

(1)
Mineral Reserves have been estimated using the following metals prices: US$3.00/lb Cu, US$13.50/lb Mo, US$1200.00/oz Au, US$16.00/oz Ag.

(2)
Mineral Reserves have been included in reported Mineral Resources.

(3)
A cut-off optimization strategy was adopted for the Mineral Reserves estimation process, whereby an elevated 0.2% copper cut-off grade was adopted for the period up to 2040, then followed by a period of marginal cut-off grade plant feed for the remainder of the project life. While the actual marginal cut-off grade varies according to varying process recovery relationships, the overall average cut-off grade over the life of mine at the metal prices listed in the table above is in the order of 0.19% copper.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces and territories of Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Legal Officer & Corporate Secretary of the Corporation at Suite 2000, 199 Bay Street, Toronto, Ontario M5L 1G9, telephone (416) 306-6300. These documents are also available on SEDAR, which can be accessed online at www.sedar.com.

        The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada and the SEC, are specifically incorporated by reference into and form an integral part of this Prospectus:

  (a)
  the annual information form of the Corporation dated as of March 25, 2015 for the financial year ended December 31, 2014;

  (b)
  the audited consolidated financial statements of the Corporation, the notes thereto and the independent auditor's report thereon for the financial year ended December 31, 2014, together with the related management's discussion and analysis of financial condition and results of operations;

  (c)
  the unaudited interim consolidated financial statements of the Corporation and the notes thereto for the three and nine-month periods ended September 30, 2015, together with the related management's discussion and analysis of financial condition and results of operations;

  (d)
  the management information circular of the Corporation dated March 25, 2015 for the annual and special meeting of shareholders held on May 6, 2015; and

  (e)
  the material change report of the Corporation dated October 19, 2015 relating to the silver stream on the Antamina project.

        Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101—Short Form Prospectus Distributions filed by the Corporation with the securities commissions or similar regulatory authorities in Canada and the U.S. after the date of this Prospectus and all Prospectus Supplements, disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada and the U.S. and during the period that this Prospectus is effective, shall be deemed to be incorporated by reference in this Prospectus. In addition, any "template version" of "marketing materials" (as defined in National Instrument 41-101—General Prospectus Requirements) filed after the date of a Prospectus Supplement and prior to the termination of the offering of Securities to which such Prospectus Supplement relates, shall be deemed to be incorporated by reference into such Prospectus Supplement. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, the Corporation may incorporate by reference as an exhibit to the registration statement of which the Prospectus forms a part or into the Prospectus which forms a part of the registration statement, information from documents that the Corporation files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and prospective purchasers of Securities should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

        Upon a new annual information form and related annual consolidated financial statements being filed by the Corporation with the applicable securities regulatory authorities during the duration that this

Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the accompanying management's discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of the financial year of the Corporation in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management's discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the duration that this Prospectus is effective, all interim consolidated financial statements and the accompanying management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

        A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement but only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

 CONSOLIDATED CAPITALIZATION

        There have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since the date of the unaudited interim consolidated financial statements of the Corporation for the three and nine-month periods ended September 30, 2015, which are incorporated by reference in this Prospectus.

DESCRIPTION OF EXISTING INDEBTEDNESS

        The Corporation (together with its subsidiary Franco-Nevada U.S. Corporation, as "Borrowers") entered into a syndicated bank credit facility (the "Credit Facility") on January 23, 2013 pursuant to which certain financial institutions (the "Lenders") provided a US$500 million unsecured revolving term credit facility that replaced a previous US$175 million unsecured revolving credit facility. Franco-Nevada U.S. Corporation is limited to US$150 million for its borrowings under the Credit Facility. On May 22, 2015, the Corporation extended the Credit Facility for an additional year and increased the amount available under the facility to US$750 million. On November 13, 2015, the Corporation extended the Credit Facility and increased the amount available under the facility to US$1 billion while maintaining a $250 million dollar accordion. The Credit Facility matures and all indebtedness thereunder is due and payable on November 13, 2020.

        The Lenders are each paid a stand-by fee at a rate that ranges between 0.24% and 0.44% on the unutilized portion of the Credit Facility, which is paid quarterly. The Borrowers will pay interest on any amounts borrowed at the prime rate or base rate plus a margin that ranges from 0.25% to 1.75%. Bankers' acceptance fees, LIBOR and letter of guarantee fees and margins range from 1.2% to 2.75%. The applicable margin is based on the Borrowers' leverage ratio.

        Payment and performance of the obligations under the Credit Facility are guaranteed by certain of the Corporation's subsidiaries (the "Guarantors" and together with the Borrowers, each an "Obligor").

        The Credit Facility contains covenants that include certain limits on, among other things, the ability of an Obligor to create indebtedness, create liens, enter into related party transactions, dispose of assets, amend or alter their corporate status or amalgamate, make acquisitions, amend or terminate material contracts, make distributions or investments, issue equity or materially change their business. The Corporation is also required to maintain a minimum tangible net worth and a maximum leverage ratio.

        Events of default under the Credit Facility include, among other things:

  •
  the failure to pay principal when due and payable or interest, fees or other amounts payable within three business days of such amounts becoming due and payable;

  •
  the breach by the Corporation of any financial covenant;

  •
  the breach by any Obligor of any other term, covenant or other agreement that is not cured within 20 banking days after written notice of the breach has been given to the Corporation;

  •
  a default under any other indebtedness of the Obligors if the effect of such default is to accelerate, or to permit the acceleration of, the due date of such indebtedness in an aggregate amount of US$75 million or more;

  •
  a change in control of the Corporation which is defined to occur upon (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group of persons, of equity interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Corporation, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Corporation by persons who were neither nominated by a board of directors of the Corporation, nor appointed by directors so nominated, or (c) the acquisition of direct or indirect control of the Corporation by any person or group; and

  •
  various events relating to the bankruptcy or insolvency or winding-up, liquidation or dissolution or cessation of business of any Obligor.

        As of the date of this Prospectus, US$48.0 million was drawn down under the Credit Facility.

USE OF PROCEEDS

        Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of Securities for cash will be used for general corporate purposes, including funding resource royalty and stream acquisitions and other corporate development opportunities. Each Prospectus Supplement will contain specific information, if any, concerning the use of proceeds from that sale of Securities.

        All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds of the offering or from the Corporation's general funds, unless otherwise stated in the applicable Prospectus Supplement.

 PLAN OF DISTRIBUTION

        The Corporation may sell the Securities, separately or together, to or through underwriters or dealers purchasing as principals for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Corporation from the sale of the Securities. Securities may be offered and issued in consideration for the acquisition (an "Acquisition") of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

        The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a reasonable effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

        Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

        In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions intended to maintain or stabilize the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. An investor who acquires Securities forming part of the underwriters' over-allocation position will acquire those Securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or through secondary market purchases.

        In connection with an Acquisition, Securities may be offered and issued at a deemed price or deemed prices determined either when the terms of the Acquisition are tentatively or finally agreed to, when the Acquisition is completed, when the Corporation issues the Securities or during some other negotiated period.

DESCRIPTION OF SHARE CAPITAL

        The authorized share capital of Franco-Nevada consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, of which 157,073,326 Common Shares and no Preferred Shares were outstanding as of November 13, 2015.

Common Shares

        Each Common Share carries the right to one vote at all meetings of shareholders of Franco-Nevada. There are no special rights or restrictions of any nature attached to the Common Shares. All Common Shares rank equally as to dividends, voting powers and participation in assets upon liquidation of Franco-Nevada.

        The Common Shares are listed and posted for trading on the TSX and the NYSE under the symbol "FNV".

Preferred Shares

        The Preferred Shares may be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by resolution of the board of directors. The directors shall determine before the issue thereof the designations, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series including the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, any voting rights, any conversion rights and any sinking fund or other provisions.

        The Preferred Shares of each series will, with respect to payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares ranking junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences over the Common Shares and over any other shares ranking junior to the Preferred Shares as may be fixed by the directors.

Warrants

        Franco-Nevada has outstanding certain warrants to purchase Common Shares, of which the following class is listed and posted for trading on the TSX.

  2017 Warrants

        The Corporation had outstanding as of November 13, 2015, 6,510,769 warrants, each warrant entitling the holder to purchase one Common Share upon payment of C$75.00 until June 16, 2017 (the "2017 Warrants"). In addition, the Corporation has issued one special warrant which is exchangeable into 2,000,000 2017 Warrants upon the holder achieving certain permitting, development and financing criteria. The 2017 Warrants are listed and posted for trading on the TSX under the symbol "FNV.WT.A".

 TRADING PRICE AND VOLUME

        The following table sets forth the high and low prices and volumes for the Common Shares traded on the TSX and NYSE for the preceding 12 month period.

	TSX			NYSE
	High C$	Low C$	Volume	High US$	Low US$	Volume
2014
November	63.72	50.94	11,362,462	56.38	44.66	19,039,693
December	62.25	52.89	11,183,382	54.59	45.49	20,476,365
2015
January	73.33	56.08	13,902,338	58.67	47.84	22,007,444
February	74.10	61.88	8,774,254	58.84	49.92	15,043,486
March	67.11	58.40	9,516,454	53.61	45.93	17,232,401
April	64.61	59.02	7,388,206	51.94	48.33	13,490,339
May	66.98	63.09	19,782,536	56.04	50.66	14,318,968
June	65.10	58.47	10,445,193	52.19	47.40	14,513,259
July	61.56	49.96	16,459,709	48.69	38.20	24,685,937
August	62.87	51.55	13,572,968	48.00	39.16	30,449,119
September	59.80	51.92	12,305,410	44.89	39.05	24,345,139
October	72.90	56.57	14,551,064	55.47	42.66	28,539,098
November (1 to 13)	67.55	61.13	5,036,934	51.50	45.96	11,180,998

        The following table sets forth the high and low prices and volumes for 2017 Warrants traded on the TSX for the preceding 12 month period.

	2017 Warrants
	High C$	Low C$	Volume
2014
November	9.68	7.41	194,645
December	10.72	7.86	163,631
2015
January	14.25	10.00	450,598
February	14.83	11.50	112,039
March	12.95	9.80	81,559
April	12.00	10.26	75,703
May	12.00	10.27	88,875
June	10.62	9.22	64,103
July	9.25	6.70	64,301
August	9.55	6.89	76,955
September	8.59	7.50	25,353
October	11.30	7.97	277,648
November (1 to 13)	9.75	7.50	45,371

 PRIOR SALES

        During the 12 month period prior to the date of this Prospectus, the Corporation has issued Common Shares, or securities convertible or exchangeable into Common Shares, as follows.

Month of Issuance	Number of Securities Issued	Issue/Exercise Price		Reason for Issuance
2014
November	10,000	C$	31.45	Exercise of options
	18,000	C$	45.85	Exercise of options
	93,400	C$	15.20	Exercise of options
December	75,000	C$	15.20	Exercise of options
	42,576		—	Vesting of restricted share units
	163,340	C$	53.95	DRIP issuances
2015
January	23,340	C$	17.48	Exercise of Gold Wheaton options
March	144,941	C$	61.56	DRIP issuances
	1,500	C$	33.12	Exercise of options
May	1,000	C$	33.12	Exercise of options
	4,000	C$	33.20	Exercise of options
June	190,952	C$	58.45	DRIP issuances
September	227,384	C$	55.38	DRIP issuances

DESCRIPTION OF DEBT SECURITIES

        This description sets forth certain general terms and provisions that would apply to any Debt Securities that Franco-Nevada may issue pursuant to this Prospectus. Franco-Nevada will provide particular terms and provisions of a series of Debt Securities, and the extent to which the general terms and provisions described below may apply to that series, in a Prospectus Supplement.

        The Debt Securities will be issued under an indenture (the "Indenture") to be entered into between Franco-Nevada as issuer, and one or more trustees (the "Trustee") that will be named in a Prospectus Supplement to this Prospectus. A copy of the form of the Indenture has been filed as an exhibit to Franco-Nevada's registration statement filed with the SEC. The following summary highlights some of the provisions of the Indenture, and may not contain all of the information that is important to a purchaser of Debt Securities. Wherever this section refers to particular provisions or defined terms of the Indenture, such provisions or defined terms are incorporated in this Prospectus by reference as part of the statement made, and the statement is qualified by such reference. The Corporation will summarize in the applicable Prospectus Supplement certain terms of the Debt Securities being offered thereby and the relevant indenture which the Corporation believes will be most important to an investor's decision to invest in the Debt Securities being offered. Such indenture may or may not be identical to the Indenture. Investors should keep in mind, however, that it is the indenture, as supplemented by any applicable supplemental indenture, and not this summary, which define an investor's rights as a holder of Debt Securities.

        Franco-Nevada may issue Debt Securities and incur additional indebtedness otherwise than through the offering of any Debt Securities pursuant to this Prospectus.

General

        The Indenture does not limit the amount of Debt Securities which Franco-Nevada may issue under the Indenture, and Franco-Nevada may issue Debt Securities in one or more series. Debt Securities may be denominated and payable in any currency. Franco-Nevada may offer no more than US$1,000,000,000 (or the equivalent in other currencies) in aggregate principal amount of Debt Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits

Franco-Nevada, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities that Franco-Nevada has previously issued under the Indenture and to issue such increased principal amount.

        The applicable Prospectus Supplement will set forth the terms relating to the Debt Securities offered by such Prospectus Supplement (the "Offered Securities"), including:

  •
  the specific designation of the Offered Securities; the aggregate principal amount of the Offered Securities; the price or prices at which the Offered Securities will be issued; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

  •
  the rate or rates at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities which are in registered form;

  •
  the terms and conditions under which Franco-Nevada may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

  •
  the terms and conditions upon which Franco-Nevada may redeem the Offered Securities, in whole or in part, at its option;

  •
  the covenants and events of default applicable to the Offered Securities;

  •
  the terms and conditions for any conversion or exchange of the Offered Securities for any other securities;

  •
  whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

  •
  whether the Offered Securities will be issuable in the form of registered global securities ("Global Securities"), and, if so, the identity of the depositary for such registered Global Securities;

  •
  the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and any multiple thereof, and the denominations in which bearer Offered Securities will be issuable, if other than US$5,000;

  •
  each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under "Payment" below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

  •
  the currency in which the Offered Securities are denominated and the currency in which Franco-Nevada will make payments on the Offered Securities;

  •
  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

  •
  any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Debt Securities which are not to apply to the Offered Securities.

        Unless otherwise indicated in the applicable Prospectus Supplement:

  •
  holders may not tender Debt Securities to Franco-Nevada for repurchase; and

  •
  the rate or rates of interest on the Debt Securities will not increase if Franco-Nevada becomes involved in a highly leveraged transaction or Franco-Nevada is acquired by another entity.

        Franco-Nevada may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, Franco-Nevada will offer and sell those Debt Securities at a discount below their stated principal amount. Franco-Nevada will describe in the applicable Prospectus Supplement any generally applicable Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

        Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued by Franco-Nevada will be direct, unconditional and unsecured obligations of Franco-Nevada and will rank equally among themselves and with all of Franco-Nevada's other unsecured, unsubordinated obligations, if any, except to the extent prescribed by law. Debt Securities issued by Franco-Nevada as unsecured, unsubordinated obligations will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Franco-Nevada's subsidiaries.

        Franco-Nevada will agree to provide to the Trustee (i) annual reports containing audited financial statements, and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Payment

        Unless otherwise indicated in the applicable Prospectus Supplement, Franco-Nevada will make payments on registered Debt Securities (other than Global Securities) at the office or agency of Franco-Nevada maintained for such purpose, except that Franco-Nevada may choose to pay interest (i) by cheque mailed to the address of the person entitled to such payment as specified in the security register, or (ii) by wire transfer to an account located in the U.S. maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, Franco-Nevada will pay any interest due on registered Debt Securities to the persons in whose name such registered Debt Securities are registered on the day or days specified by Franco-Nevada.

Registered Global Securities

        Registered Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution Franco-Nevada selects, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the "Depositary". Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

  Special Investor Considerations for Global Securities

        Franco-Nevada's obligations, as well as the obligations of the Trustee and those of any third parties employed by Franco-Nevada or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once Franco-Nevada makes payment to the registered holder, Franco-Nevada has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

        An investor should be aware that when Debt Securities are issued in the form of Global Securities:

  •
  the investor cannot have Debt Securities registered in his or her own name;

  •
  the investor cannot receive physical certificates for his or her interest in the Debt Securities;

  •
  the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

  •
  the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

  •
  the Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. Franco-Nevada and the Trustee will have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. Franco-Nevada and the Trustee also do not supervise the Depositary in any way; and

  •
  the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

  Special Situations When Global Security Will be Terminated

        In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

        The special situations for termination of a Global Security are:

  •
  when the Depositary notifies Franco-Nevada that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named) and Franco-Nevada has not appointed a successor depository within 90 days; and

  •
  when and if Franco-Nevada decides not to have Debt Securities represented by a Global Security.

        The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not Franco-Nevada or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

        The term "Event of Default" with respect to Debt Securities of any series means any of the following, unless otherwise indicated in the applicable Prospectus Supplement:

  (a)
  default in the payment of the principal of (or any premium on) any Debt Security of that series at its maturity;

  (b)
  default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

  (c)
  default in the deposit of any sinking fund payment when the same becomes due by the terms of the Debt Securities of that series;

  (d)
  default in the performance, or breach, of any other covenant or agreement of Franco-Nevada in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to Franco-Nevada by the Trustee or to Franco-Nevada and the Trustee by the holders of at least 25% in principal amount of all outstanding Debt Securities affected thereby;

  (e)
  certain events of bankruptcy, insolvency or reorganization; or

  (f)
  any other Events of Default provided with respect to the Debt Securities of that series.

        If an Event of Default described in clause (a), (b) or (c) above occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities or indexed Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities to be due and payable immediately. If an Event of Default described in clause (d) or (f) above occurs and is continuing with respect to Debt Securities of one or more series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of all series affected thereby (as one class) may require the principal amount (or, if any of the Debt Securities of such affected series are original issue discount securities or indexed Debt Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Debt Securities of such affected series and any accrued but unpaid interest on such Debt Securities to be due and payable immediately. If an Event of Default described in clause (e) above occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of all outstanding Debt Securities (as a class) may require the principal amount (or, if the Debt Securities of any series are original issue discount Debt Securities or indexed Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities and any accrued but unpaid interest on such Debt Securities to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all series, as the case may be), by written notice to Franco-Nevada and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount Debt Securities or indexed securities upon the occurrence of any Event of Default and the continuation thereof.

        The Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable security or indemnity. If the holders provide reasonable security or indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

        No holder of a Debt Security of any series will have any right to institute any proceedings, unless:

  •
  such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

  •
  the holders of at least 25% in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

  •
  the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of, premium if any, or interest on such Security on or after the applicable due date of such payment.

        Franco-Nevada will be required to furnish to the Trustee annually an officers' certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

        As used herein, the term "defeasance" means discharge from some or all of its obligations under the Indenture with respect to Debt Securities of a particular series. If the terms of a particular series of Debt Security so provide, Franco-Nevada may deposit with the Trustee sufficient cash or government securities or a combination of thereof to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, and then at its option:

  •
  Franco-Nevada will be discharged from its obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

  •
  Franco-Nevada will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

        To exercise defeasance Franco-Nevada also must deliver, among other requirements set forth in the Indenture, to the Trustee:

  •
  an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

  •
  an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the Debt Securities of such series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

        In addition, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and Franco-Nevada cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow Franco-Nevada to be discharged from all of its obligations under the Debt Securities of any series, Franco-Nevada must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred. In addition, in order for Canadian counsel to deliver the opinion that would allow Franco-Nevada to be discharged from all of its obligations under the Debt Securities of any series, Franco-Nevada must have received from the Canada Revenue Agency an advance income tax ruling, or there must have been a change in law, to the effect that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for Canadian federal or provincial income tax purposes and to the effect that such holders would be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Corporate Existence

        The terms and conditions relating to any permitted merger, amalgamation, consolidation or sale of all or substantially all assets of the Corporation under certain circumstances will be set forth in a supplemental indenture. Notwithstanding the terms of the supplemental indenture, however, the Corporation will be permitted to engage in any merger, amalgamation, consolidation, combination, reclassification, recapitalization, continuation or share exchange solely for the purpose of reincorporating the Corporation in another jurisdiction or forming a direct or indirect holding company of the Corporation.

Modifications and Waivers

        Franco-Nevada may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment; provided, however, that Franco-Nevada must receive consent from the holder of each outstanding Debt Security of such affected series to:

  •
  change the stated maturity of the principal of, premium, if any, or interest on, such outstanding Debt Security;

  •
  reduce the principal amount of, premium, if any, or interest on such outstanding Debt Security;

  •
  reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding original issue discount Debt Security;

  •
  change the place of payment or currency of payments on such outstanding Debt Security;

  •
  impair the right to institute suit for the enforcement of any payment on such outstanding Debt Security on or after its stated maturity or any redemption date with respect thereto;

  •
  reduce the percentage in principal amount of outstanding Debt Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

  •
  modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

        The holders of a majority in principal amount of Debt Securities of any series may waive Franco-Nevada's compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Debt Security or in respect of any item listed above.

        The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Debt Securities.

Consent to Jurisdiction and Service

        Under the Indenture, Franco-Nevada will irrevocably appoint Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401 as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture or the Debt Securities and for actions brought under U.S. federal or state securities laws brought in any U.S. federal or state court located in The City of New York, and will submit to such non-exclusive jurisdiction.

Governing Law

        The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

        The Trustee under the Indenture will be named in the applicable Prospectus Supplement.

DESCRIPTION OF WARRANTS

        The Corporation may issue Warrants to purchase Common Shares, Preferred Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus. Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities.

        Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants.

        The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement. The Prospectus Supplement relating to any Warrants the Corporation offers will describe the Warrants and the specific terms relating to the offering. The description will include, where applicable:

  •
  the designation and aggregate number of Warrants;

  •
  the price at which the Warrants will be offered;

  •
  the currency or currencies in which the Warrants will be offered;

  •
  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  •
  the designation, number and terms of the Common Shares, Preferred Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

  •
  the exercise price of the Warrants;

  •
  the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

  •
  if the Warrants are issued as a unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

  •
  any minimum or maximum amount of Warrants that may be exercised at any one time;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

  •
  whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  •
  material U.S. and Canadian federal income tax consequences of owning the Warrants; and

  •
  any other material terms or conditions of the Warrants.

        Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Corporation may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

 DESCRIPTION OF SUBSCRIPTION RECEIPTS

        The Corporation may issue Subscription Receipts separately or together with Common Shares, Preferred Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that may be offered by the Corporation pursuant to this Prospectus.

        The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by the Corporation with securities regulatory authorities in Canada and the U.S. after it has been entered into by the Corporation. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

  •
  the number of Subscription Receipts;

  •
  the price at which the Subscription Receipts will be offered and whether the price is payable in instalments;

  •
  conditions to the exchange of Subscription Receipts into Common Shares, Preferred Shares, Debt Securities or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

  •
  the procedures for the exchange of the Subscription Receipts into Common Shares, Preferred Shares, Debt Securities or Warrants;

  •
  the number of Common Shares, Preferred Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

  •
  the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be exchanged upon exercise of each Subscription Receipt;

  •
  the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

  •
  the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, Preferred Shares, Debt Securities or Warrants;

  •
  terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

  •
  material U.S. and Canadian federal income tax consequences of owning the Subscription Receipts;

  •
  any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

  •
  any other material terms and conditions of the Subscription Receipts.

        Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities subject to the Subscription Receipts.

 INTERESTS OF EXPERTS

        Certain technical and scientific information contained in this Prospectus or in the documents incorporated by reference herein, including in respect of the Candelaria project, the Antamina project and the Cobre Panama project, was reviewed and approved in accordance with NI 43-101 by Phil Wilson, C.Eng., Vice President, Technical of the Corporation and a "Qualified Person" as defined by NI 43-101.

        In addition, the oil & gas reserve estimates contained in the documents incorporated by reference herein are derived from the reserves report prepared by GLJ dated February 20, 2015 with an effective date of December 31, 2014. The reserves report was prepared in accordance with NI 51-101.

        To the knowledge of the Corporation, each of these experts held less than 1% of the outstanding securities of the Corporation or of any associate or affiliate thereof when they prepared the technical information contained or incorporated by reference in this Prospectus or following the preparation of such technical information. None of the aforementioned firms or persons received, or will receive, any direct or indirect interest in any securities of the Corporation or of any associate or affiliate thereof in connection with the preparation of such technical information. Other than Phil Wilson, Vice President, Technical of the Corporation, none of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently, or are expected to be elected, appointed or employed as, a director, officer or employee of the Corporation, or of any associate or affiliate of the Corporation.

RISK FACTORS

        Prospective purchasers of Securities should carefully consider the risk factors contained in and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

        Discussions of certain risks affecting the Corporation in connection with its business are provided in the Corporation's disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus.

LEGAL MATTERS

        Certain legal matters relating to the offering of Securities hereunder will be passed upon on behalf of the Corporation by Torys LLP with respect to Canadian and U.S. legal matters. At the date hereof, the partners and associates of Torys LLP, as a group, beneficially own, directly or indirectly, less than one per cent of any outstanding securities of the Corporation or any associate or affiliate of the Corporation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditor of the Corporation is PricewaterhouseCoopers LLP, PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario M5J 0B2. PricewaterhouseCoopers LLP is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and the Public Company Accounting Oversight Board Rule 3520, Auditor Independence.

        The transfer agent and registrar for the Common Shares of the Corporation is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.

 AGENT FOR SERVICE OF PROCESS

        Thomas Albanese is a director of the Corporation who resides outside of Canada. Mr. Albanese has appointed the following agent for service of process:

Name of Person	Name and Address of Agent
Tom Albanese	Franco-Nevada Corporation Suite 2000, 199 Bay Street, Commerce Court West, Toronto, Ontario M5L 1G9

        Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        The Corporation is incorporated under the laws of Canada and its principal place of business is in Canada. Most of the Corporation's directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Corporation's assets, are located outside the U.S. The Corporation has appointed an agent for service of process in the U.S. but it may be difficult for holders of Securities who reside in the U.S. to effect service within the U.S. upon the Corporation or those directors, officers and experts who are not residents of the U.S. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Corporation or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or "blue sky" laws of any state within the U.S. or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the U.S. federal securities laws or any such state securities or "blue sky" laws. The Corporation's Canadian counsel has advised the Corporation that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Corporation cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

        The Corporation filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Corporation Service Company as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or relating to or concerning an offering of Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents set out under the heading "Documents Incorporated by Reference"; the consents of auditors, engineers, geologists and counsel; the powers of attorney from the directors and certain officers of the Corporation; and the form of Indenture. A copy of the form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed with, or furnished to, the SEC under the U.S. Exchange Act.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual's association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

        By-law No. 1 of the Registrant provides that the Registrant agrees to indemnify each director and officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant's request as a director or officer, or each individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. Subject to the limitations contained in the CBCA, the by-law of the Registrant provides that the Registrant, may purchase and maintain insurance as the board of directors of the Registrant may from time to time determine for the benefit of a director or officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant's request as a director or officer, or each individual acting in a similar capacity, of another entity.

        Additionally, By-law No.1 provides that no director or officer shall be liable (i) for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, (ii) for joining in any receipt or other act for conformity, (iii) for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, (iv) for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, (v) for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, (vi) for any loss occasioned by any error of judgment or oversight on the part of that person, (vii) for any other loss, damage or misfortune whatever which happen in the execution of the duties of that person's office or in relation thereto, unless the same are occasioned by that person's own willful neglect or default.

        The Registrant's indemnity applies only to the extent that the individual seeking indemnity acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in similar capacity at the Registrant's request; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding. The individual shall repay the moneys if the individual does not fulfill the conditions set out above.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

 EXHIBITS

Exhibit	Description
4.1

Annual Information Form of the Registrant dated as of March 25, 2015 for the fiscal year ended December 31, 2014 (incorporated by reference to exhibit 99.1 to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 25, 2015).

4.2

Audited Consolidated Financial Statements of the Registrant as at and for the years ended December 31, 2014 and 2013, together with the notes thereto and the Independent Auditors' Report thereon to Shareholders dated March 25, 2015 (incorporated by reference to exhibit 99.3 to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 25, 2015).

4.3

Management's Discussion and Analysis of the Registrant for the fiscal year ended December 31, 2014 (incorporated by reference to exhibit 99.2 to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 25, 2015).

4.4

Unaudited Interim Consolidated Financial Statements of the Registrant as at and for the nine months ended September 30, 2015, together with the notes thereto (incorporated by reference to exhibit 99.3 to the Registrant's Report on Form 6-K, furnished to the Commission on November 11, 2015).

4.5

Management's Discussion and Analysis of the Registrant for the nine months ended September 30, 2015 (incorporated by reference to exhibit 99.2 to the Registrant's Report on Form 6-K, furnished to the Commission on November 11, 2015).

4.6

Management Information Circular of the Registrant dated March 25, 2015 in connection with the Registrant's annual and special meeting of shareholders held on May 6, 2015 (incorporated by reference to exhibit 99.2 to the Registrant's Report on Form 6-K, furnished to the Commission on April 10, 2015).

5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of Torys LLP
5.3	Consent of GLJ Petroleum Consultants Ltd.
5.4	Consent of Phil Wilson
6.1	Powers of Attorney (included on the signature pages of this Registration Statement).
7.1

Form of Trust Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registration will file with the Commission a trustee's Statement of Eligibility on Form T-1).

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.    UNDERTAKING

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the "Commission") staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

ITEM 2.    CONSENT TO SERVICE OF PROCESS

        Concurrently with the filing of this Registration Statement on Form F-10, the Registrant will file with the Commission a written irrevocable consent and power of attorney on Form F-X.

        Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment of the Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on the 16th day of November, 2015.

FRANCO-NEVADA CORPORATION
By:	/s/ David Harquail
	Name:	David Harquail
	Title:	President & Chief Executive Officer

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints David Harquail, Sandip Rana and Lloyd Hong, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but when taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the 16th day of November, 2015.

Signature	Title

/s/ David Harquail David Harquail	President, Chief Executive Officer and Director (principal executive officer)
/s/ Sandip Rana Sandip Rana	Chief Financial Officer (principal financial officer)
/s/ Pierre Lassonde Pierre Lassonde	Chairman and Director
/s/ Thomas Albanese Thomas Albanese	Director

III-2

Signature	Title

/s/ Derek W. Evans Derek W. Evans	Director
/s/ Graham Farquharson Graham Farquharson	Director
/s/ Louis Gignac Louis Gignac	Director
/s/ Randall Oliphant Randall Oliphant	Director
/s/ David R. Peterson David R. Peterson	Director
/s/ Catharine Farrow Catharine Farrow	Director

III-3

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-10 has been signed below by the undersigned, solely in its capacity as the Registrant's duly authorized representative in the United States, on this 16th day of November, 2015.

FRANCO-NEVADA U.S. CORPORATION
By:	/s/ Sandip Rana
	Name:	Sandip Rana
	Title:	Chief Financial Officer

III-4

 EXHIBIT INDEX

Exhibit	Description
4.1

Annual Information Form of the Registrant dated as of March 25, 2015 for the fiscal year ended December 31, 2014 (incorporated by reference to exhibit 99.1 to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 25, 2015).

4.2

Audited Consolidated Financial Statements of the Registrant as at and for the years ended December 31, 2014 and 2013, together with the notes thereto and the Independent Auditors' Report thereon to Shareholders dated March 25, 2015 (incorporated by reference to exhibit 99.3 to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 25, 2015).

4.3

Management's Discussion and Analysis of the Registrant for the fiscal year ended December 31, 2014 (incorporated by reference to exhibit 99.2 to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 25, 2015).

4.4

Unaudited Interim Consolidated Financial Statements of the Registrant as at and for the nine months ended September 30, 2015, together with the notes thereto (incorporated by reference to exhibit 99.3 to the Registrant's Report on Form 6-K, furnished to the Commission on November 11, 2015).

4.5

Management's Discussion and Analysis of the Registrant for the nine months ended September 30, 2015 (incorporated by reference to exhibit 99.2 to the Registrant's Report on Form 6-K, furnished to the Commission on November 11, 2015).

4.6

Management Information Circular of the Registrant dated March 25, 2015 in connection with the Registrant's annual and special meeting of shareholders held on May 6, 2015 (incorporated by reference to exhibit 99.2 to the Registrant's Report on Form 6-K, furnished to the Commission on April 10, 2015).

5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of Torys LLP
5.3	Consent of GLJ Petroleum Consultants Ltd.
5.4	Consent of Phil Wilson
6.1	Powers of Attorney (included on the signature pages of this Registration Statement).
7.1

Form of Trust Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registration will file with the Commission a trustee's Statement of Eligibility on Form T-1).

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

CAUTIONARY NOTE REGARDING FORWARD LOOKING INFORMATION
TECHNICAL AND THIRD PARTY INFORMATION
AVAILABLE INFORMATION
CAUTIONARY NOTE REGARDING MINERAL AND OIL AND GAS RESERVE AND RESOURCE ESTIMATES
FINANCIAL INFORMATION
EXCHANGE RATE INFORMATION
COMMODITY PRICE INFORMATION
THE CORPORATION
MINING AND TECHNICAL INFORMATION
Candelaria Mining and Technical Information
Antamina Mining and Technical Information
Cobre Panama Mining and Technical Information
Cobre Panama Mineral Resource Statement, as of June 2015
Cobre Panama Project Mineral Reserve Statement, as of June 2015
DOCUMENTS INCORPORATED BY REFERENCE
CONSOLIDATED CAPITALIZATION
DESCRIPTION OF EXISTING INDEBTEDNESS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF SHARE CAPITAL
TRADING PRICE AND VOLUME
PRIOR SALES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF SUBSCRIPTION RECEIPTS
INTERESTS OF EXPERTS
RISK FACTORS
LEGAL MATTERS
AUDITORS, TRANSFER AGENT AND REGISTRAR
AGENT FOR SERVICE OF PROCESS
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  ITEM 1. UNDERTAKING
  ITEM 2. CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWERS OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX